Exhibit 4.17

EXECUTION VERSION

CONVERTIBLE SENIOR NOTES PURCHASE AGREEMENT

by and between

JINKOSOLAR HOLDING CO., LTD.

And

CREDIT SUISSE (HONG KONG) LIMITED

Dated as of May 15, 2019

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THIS CONVERTIBLE SENIOR NOTES PURCHASE AGREEMENT (this “Agreement”) is made as of May 15, 2019 by and among:

(1)	JinkoSolar Holding Co., Ltd., a Cayman Islands exempted company (the “Company”); and

(2)	Credit Suisse (Hong Kong) Limited (the “Purchaser” and, collectively with any other purchasers of the Notes pursuant to purchase agreements entered into on the date hereof, the “Purchasers”).

W I T N E S E T H:

WHEREAS, the Company desires to issue, sell and deliver in a private placement to the Purchaser, and the Purchasers desire to purchase from the Company, US$8.50 million of its convertible senior notes pursuant to the terms and subject to the conditions of this Agreement;

WHEREAS, the Company and the Purchasers desire to enter into this Agreement on the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

Article I
DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions. As used herein, the following terms shall have the meanings set forth below:

“ADS” means an American depositary share, representing 4 Ordinary Share of the Company as of the date hereof.

“Affiliate” means, with respect to any specified Person, any Person that controls, is controlled by, or is under common control with such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any specified Person, means the possession, directly or indirectly, individually or together with any other Person, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Annual Report” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Anti-Bribery Laws” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Agreement” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Audit Committee” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York, Shanghai or the People’s Republic of China are authorized or required by law or executive order to close or be closed.

“Closing” shall have the meaning ascribed to this term in Section 2.2(a).

“Confidential Information” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Company” has the meaning ascribed thereto in the preamble hereto.

“Commission” means the United States Securities and Exchange Commission.

“Critical Accounting Policies” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Debt Repayment Triggering Event” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Environmental Law” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any federal, national, supranational, state, provincial, local, municipal or other government, any governmental, quasi-governmental, supranational, regulatory or administrative authority (including any governmental division, department, agency, commission, instrumentality, organization, unit or body, political subdivision, and any court or other tribunal) or any self-regulatory organization (including NYSE) with competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Group Companies” means the Company and its Subsidiaries.

“Hazardous Materials” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Indenture” shall have the meaning ascribed to this term in Section 2.1.

“Intellectual Property” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Law” means any statute, law, ordinance, regulation, rule, code, order, judgment, writ, injunction, decree or requirement of law (including common law) enacted, issued, promulgated, enforced or entered by a Governmental Authority.

“Lien” means, with respect to any property or asset, any mortgage, pledge, claim, security interest, easement, covenant, restriction, reservation, defect in title, encroachment or other encumbrance, lien (choate or inchoate), charge, equity, or other restriction or limitation, whether arising by contract or under Law.

“Material Adverse Effect” shall have the meaning ascribed to this term in Schedule II to this Agreement.

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“Anti-Money Laundering Laws” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Notes” means the convertible senior notes issued to the Purchasers pursuant to Section 2.1 below or the relevant purchase agreement, the description of which is attached hereto as Exhibit A.

“Ordinary Shares” means ordinary shares of the Company, par value US$0.00002 per ordinary share.

“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a Governmental Authority.

“Pending Patents” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Placement Agent” shall have the meaning ascribed to this term in Section 2.1.

“Placement Agent Agreement” shall have the meaning ascribed to this term in Section 2.1.

“Proceeding” means any action, suit, claim, litigation, arbitration, proceeding (including any civil, criminal, administrative or appellate proceeding), hearing, investigation or public inquiry commenced, brought, conducted or heard by or before, or otherwise involving, any arbitrator, arbitration panel, court or other Governmental Authority.

“Purchase Price” shall have the meaning ascribed to this term in Section 2.1.

“Purchaser” and “Purchasers” shall have the meaning ascribed to this term in the preamble to this Agreement.

“Purchasers Material Adverse Effect” means any event, development, change or effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the authority or ability of the Purchasers to perform its obligations under this Agreement.

“Relevant Public Filings” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“SAFE Regulations” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“Sanctions” shall have the meaning ascribed to this term in Schedule II to this Agreement.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Settlement Agent” shall have the meaning ascribed to this term in Section 2.1.

“Subsidiary” shall have the meaning assigned to such term in Rule 1-02(x) of Regulation S-X promulgated under the Securities Act.

“Transaction Documents” shall have the meaning ascribed to this term in Section 2.1.

“Trust Indenture Act” refers to The Trust Indenture Act of 1939.

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Section 1.2            Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)            The words “party” and “parties” shall be construed to mean a party or the parties to this Agreement, and any reference to a party to this Agreement or any other agreement or document contemplated hereby shall include such party’s successors and permitted assigns.

(b)            When a reference is made in this Agreement to a section or clause, such reference is to a section or clause of this Agreement.

(c)            The headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(d)            Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation.”

(e)            The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)            All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(g)            The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

(h)            The use of “or” is not intended to be exclusive unless expressly indicated otherwise.

(i)             The term “US$” means United States Dollars.

(j)             The term “days” shall refer to calendar days.

(k)            The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(l)             A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

(m)           References herein to any gender include the other gender.

(n)            The parties hereto have each participated in the negotiation and drafting of this Agreement and if any ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts thereof.

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Article II
PURCHASE AND SALE OF THE NOTE

Section 2.1            Sale and Issuance of the Notes.

On the basis of the representations and warranties herein contained, and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and the Purchaser agrees to purchase from the Company the principal amount of the Notes set forth in Schedule I hereof opposite the name of such Purchaser at a purchase price equal to 100% of such principal amount of Notes (the “Purchase Price”).

If any of the Purchasers defaults in its obligation to purchase the Notes hereunder on the Closing Date (as defined below), the non-defaulting Purchasers may choose to purchase the principal amount of the Notes allocated to the defaulting Purchasers set forth in Schedule I hereof in arrangements satisfactory to the Company. Nothing herein will obligate the non-defaulting Purchasers to purchase such amount of the Notes or relieve a defaulting Purchaser from liability for its default.

The Notes are to be issued pursuant to an indenture dated as of May 17, 2019 among the Company, the Bank of New York Mellon, London Branch, as trustee, paying agent and conversion agent, and the Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar and transfer agent (the “Indenture”, and together with this Agreement, the Placement Agent Agreement (as defined below) and the Notes, the “Transaction Documents”). The ADSs to be issued upon conversion of the Notes are to be issued pursuant to and in accordance with a deposit agreement dated as of November 9, 2018 (the “Deposit Agreement”) among the Company, JPMorgan Chase Bank, N.A., as depositary (the “Depositary”), and holders from time to time of the American Depositary Receipts (the “ADRs”) issued by the Depositary and evidencing the ADSs. For the purposes of the offering of the Notes, the Company and the Depositary will enter into a deposit agreement for restricted securities to be dated around May 17, 2019 (the “Restricted Issuance Agreement”).

The Company authorizes Credit Suisse (Hong Kong) Limited to act as placement agent (the “Placement Agent” in such capacity) and settlement agent (the “Settlement Agent” in such capacity) in relation to the sale of the Notes in accordance with the terms and conditions of this Agreement and a placement agent agreement dated as of May 15, 2019 between the Company and the Placement Agent (the “Placement Agent Agreement”).

In connection with the placement of the Notes, the Company separately entered into a zero-strike call option transaction (the “Zero-Strike Call Option Transaction”) with Credit Suisse AG, Singapore Branch (“CS Singapore”) pursuant to a letter agreement (the “Zero-Strike Call Option Confirmation”) dated on May 14, 2019. The Company and CS Singapore also entered into an account charge (the “Account Charge”) dated as of May 14, 2019.

Section 2.2            Closing.

(a)            The consummation of the transactions described in Section 2.1 (the “Closing”) shall occur on May 17, 2019 (the “Closing Date”), or such other time as the parties hereto shall mutually agree in writing.

The Notes will be represented by one or more global securities in registered form without interest coupons attached (each a “Global Note”). Promptly after all closing conditions have been satisfied under Section 2.4 herein and Section 3 of the Placement Agent Agreement, the Global Note shall be deposited with a common depositary, registered in the name of the common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), or a nominee of such common depositary and shall be credited to the account of the Settlement Agent.

Payment of the Purchase Price shall be made by each Purchaser in (same day) funds by wire transfer to the account specified by the Company for the account of the Settlement Agent, to be released by the Settlement Agent, less the fees and expenses referred to in Section 1(f) of the Placement Agent Agreement, to the Company simultaneously with the Global Note being credited to the account of the Settlement Agent. The Settlement Agent will deliver the Global Note on a delivery versus payment basis, to the applicable account of the Purchaser, or a nominee designated by the Purchaser, as per the allotments set forth in Schedule I hereto.

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Performance by each party under this Section 2.2 shall be conditional on the performance by the other party of such other party’s obligations under this Section 2.2.

(b)           The Closing shall take place at the offices of Kirkland & Ellis LLP, 26/F, Gloucester Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, or at such other place as the parties hereto shall mutually agree in writing.

Section 2.3            NDRC Post-issuance Filing

The Company shall file or cause to be filed with the NDRC (as defined below) or its local branch information of the offering of the Notes after the Closing Date, in accordance with and within the time period prescribed by the NDRC Notice (as defined below).

Section 2.4            Conditions of the Obligations of the Purchasers.

The obligation of each Purchaser to purchase the Notes on the Closing Date as provided herein is subject to the performance by the Company of its other obligations hereunder and to the following additional conditions:

(a)            Representations and Warranties.  The representations and warranties of the Company contained herein shall be true and correct on the date hereof and on and as of the Closing Date; the statements of the Company and its respective officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date;

(b)            No Material Adverse Change. Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Group Companies taken as a whole which, in the judgment of all the Purchasers, is material and adverse and makes it impractical or inadvisable to proceed with the completion of the issuance of, or the sale or payment for, the Notes; (ii) any public announcement that any nationally recognized statistical rating organization has under surveillance or review its rating or preliminary rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrade, and no implication of a possible downgrade, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in United States, PRC, Hong Kong or global financial, political or economic conditions or currency exchange rates or exchange controls, the effect of which is such as to make it, in the judgment of all the Purchasers, impractical to purchase the Notes; (iv) any suspension or material limitation of trading in securities generally on the NYSE or Nasdaq Global Market, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any United States, New York, PRC or Hong Kong authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States, the PRC, Hong Kong or any other country where any securities of the Company are listed; or (viii) any attack on or outbreak or escalation of hostilities against, or act of terrorism involving, the United States, the PRC or Hong Kong, or any declaration of war or any other national or international calamity or emergency if, in the judgment of all the Purchasers, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of all the Purchasers impractical or inadvisable to purchase the Notes.

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(c)            Opinion of United States Counsel for the Company. The Purchasers shall have received an opinion, dated such Closing Date, of Cleary Gottlieb Steen & Hamilton, United States counsel for the Company, addressed to the Purchasers in the form as the Purchasers may reasonably request.

(d)            Opinion of Cayman Islands Counsel for the Company. The Purchasers shall have received an opinion, dated such Closing Date, of Maples and Calder (Hong Kong) LLP, Cayman Islands counsel for the Company, addressed to the Purchasers in the form as the Purchasers may reasonably request.

(e)            Opinion of PRC Counsel for the Company and the PRC Subsidiaries. The Purchasers shall have received an opinion, dated such Closing Date, of DaHui Lawyers, PRC counsel for the Company and the PRC Subsidiaries; in addition, DaHui Lawyers shall have furnished to the Purchasers a written consent letter, dated such Closing Date, authorizing the Purchasers to rely on such opinion.

(f)            Officers’ Certificate. The Purchasers shall have received a certificate dated such Closing Date, of the principal executive officer and the principal financial or accounting officer of the Company, in which such officers shall state that (i) the representations and warranties of the Company in this Agreement are true and correct with the same force and effect as though expressly made at and as of such Closing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date, (iii) subsequent to the date of the most recent financial statements publicly filed by the Company with the U.S. Securities and Exchange Commission there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Group Companies except as described in such certificate or Relevant Public Filings; and (iv) the sale of the Notes hereunder has not been enjoined (temporarily or permanently) by a Government Authority on the Closing Date.

(g)            Documentation. On or prior to the Closing Date, the Company shall have duly executed and delivered the Transaction Documents, the Zero-Strike Call Option Confirmation, the Account Charge and the Restricted Issuance Agreement as well as any required amendments, supplements, side letters or confirmation letters, in each case in form and substance reasonably satisfactory to the Purchasers.

(h)            Authorization. All corporate proceedings and other legal matters incident to the authorization of the Transaction Documents , the Zero-Strike Call Option Confirmation, the Account Charge and the Restricted Issuance Agreement shall be reasonably satisfactory in all material respects to counsel for the Purchasers, and the Group Companies shall have furnished (or caused to be furnished) to such counsel such documents and information as they may reasonably request for the purpose of enabling them to pass upon such matters.

(i)            Clearance. The Notes shall have been declared eligible for clearance and settlement through Euroclear and Clearstream.

(j)            Other. The Group Companies will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request, forms of which are attached to the closing memorandum that details the matters and transactions to be undertaken prior to and after the Closing Date. The Purchasers may in their sole discretion waive compliance with any conditions to the obligations of the Purchasers hereunder, whether in respect of such Closing Date or otherwise.

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Section 2.5            Indemnification and Contribution.

The Company shall indemnify and hold the Purchaser and its directors, officers, employees, advisors and agents (collectively, the “Purchaser Indemnified Party”) harmless from and against any losses, claims, damages, fines, expenses and liabilities of any kind or nature whatsoever, including but not limited to any investigative, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any pending or threatened legal action or proceeding, and any taxes or levies that may be payable by such person by reason of the indemnification of any indemnifiable loss hereunder (collectively, “Losses”) resulting from or arising out of the breach of any representation or warranty of the Company contained in this Agreement or in any schedule or exhibit hereto or the violation of any covenant or agreement of the Company contained in this Agreement for reasons other than gross negligence or willful misconduct of the relevant Purchasers. Each of the Purchasers shall, severally and not jointly, indemnify and hold the Company and its directors, officers, employees, advisors and agents (collectively, the "Company Indemnified Party", and together with the Purchaser Indemnified Party, the "Indemnified Party") harmless from and against any Losses resulting from or arising out of the breach of any representation or warranty of such Purchaser contained in this Agreement or in any schedule or exhibit hereto or the violation of any covenant or agreement of such Purchaser contained in this Agreement for reasons other than gross negligence or willful misconduct of the Company. In calculating the amount of any Losses of an Indemnified Party hereunder, there shall be subtracted the amount of any insurance proceeds and third-party payments received by the Indemnified Party with respect to such Losses, if any.

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Purchasers as set forth in Schedule II hereto.

Section 3.2            Representations and Warranties of the Purchaser. In connection with the transactions provided for herein, each of the Purchasers hereby severally and not jointly represents and warrants to the Company that:

(a)            Existence and Power. The Purchaser is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all necessary corporate power and authority to enter into this Agreement and purchase the Notes, to carry out its obligations hereunder and to consummate the transactions contemplated hereby and thereby.

(b)            Authorization. The execution, delivery and performance of this Agreement and the purchase of the Notes by the Purchaser has been duly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally. Without limiting the generality of the foregoing, no approval by shareholders of the Purchaser is required in connection with this Agreement and the Notes, the performance by the Purchaser of its obligations hereunder and thereunder, or the consummation by the Purchaser of the transactions contemplated hereby and thereby.

(c)            Purchase Entirely for Own Account. The Purchaser is acquiring the Notes for investment for its own account and not with a view to the distribution thereof in violation of the Securities Act. The Purchaser acknowledges that it can bear the economic risk of its investment in the Notes, and have such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Notes.

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(d)            No Violation. The execution, delivery and performance by the Purchaser of this Agreement and the purchase of the Notes do not and will not (i) violate, conflict with or result in the breach of any provision of its memorandum and articles of association (or similar organizational documents), (ii) subject to the truth and accuracy of the representations and warranties of the Company in Schedule II (g), conflict with or violate any Law or Governmental Order applicable to it or any of its assets, properties or businesses or (iii) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any notes, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which it is a party or result in the creation of any Liens upon any of its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such conflict, violation, default, termination, amendment, acceleration, suspension, revocation or cancellation that would not have, individually or in the aggregate, a Purchasers Material Adverse Effect.

(e)            Governmental Consents and Approvals. The execution, delivery and performance by each of the Purchasers of this Agreement and the purchase of the Notes do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority.

(f)            Legend. The Purchaser understands that the certificate representing the Notes will bear a legend to the following effect:

“THIS SECURITY, THE AMERICAN DEPOSITARY SHARES ISSUABLE UPON CONVERSION OF THIS SECURITY AND THE ORDINARY SHARES REPRESENTED THEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:

(1)            REPRESENTS THAT IT, AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A NON-U.S. PERSON LOCATED OUTSIDE THE UNITED STATES (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND

(2)            AGREES FOR THE BENEFIT OF JINKOSOLAR HOLDING CO., LTD. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY, THE AMERICAN DEPOSITARY SHARES ISSUABLE UPON CONVERSION OF THIS SECURITY, OR THE ORDINARY SHARES REPRESENTED THEREBY, OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:

(A)            TO THE COMPANY OR ANY SUBSIDIARY THEREOF;

(B)            THROUGH OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT;

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(C)            PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OF THE COMPANY THAT COVERS THE RESALE OF THIS SECURITY OR SUCH AMERICAN DEPOSITARY SHARES AND ORDINARY SHARES; OR

(D)            PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER, THE COMPANY, THE DEPOSITARY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

EACH HOLDER AND BENEFICIAL OWNER, BY ITS ACCEPTANCE OF THIS SECURITY EVIDENCED HEREBY, REPRESENTS THAT (A) IT UNDERSTANDS AND AGREES TO THE FOREGOING RESTRICTIONS AND (B) IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

NO AFFILIATE (WITHIN THE MEANING OF RULE 144 UNDER THE SECURITIES ACT (“RULE 144”)) OF THE COMPANY OR ANY PERSON THAT IS NOT AN AFFILIATE OF THE COMPANY, BUT WAS AN AFFILIATE (WITHIN THE MEANING OF RULE 144) OF THE COMPANY DURING THE THREE IMMEDIATELY PRECEDING MONTHS, OTHER THAN THE COMPANY, OR ANY SUBSIDIARY OF THE COMPANY, MAY PURCHASE, OTHERWISE ACQUIRE OR OWN THE NOTES EVIDENCED HEREBY, THE AMERICAN DEPOSITARY SHARES ISSUED UPON CONVERSION THEREOF OR THE ORDINARY SHARES OF THE COMPANY REPRESENTED BY SUCH AMERICAN DEPOSITARY SHARES ISSUED UPON CONVERSION OF THESE NOTES OR A BENEFICIAL INTEREST THEREIN.”

(g)            Private Placement. The Purchaser understands that (a) the Notes have not been registered under the Securities Act or any state securities Laws, by reason of its issuance by the Company in a transaction exempt from the registration requirements thereof and (b) the Notes may not be sold unless such disposition is registered under the Securities Act and applicable state securities Laws or is exempt from registration thereunder.

(h)            Regulation S. The Purchaser is not a “U.S. person” as defined in Rule 902 of Regulation S.

(i)            Offshore Transaction. The Purchaser has been advised and acknowledges that in issuing the Notes to the Purchaser pursuant hereto, the Company is relying upon the exemption from registration provided by Regulation S. The Purchaser is acquiring the Notes in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

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(j)            Non-affiliate. The Purchaser is not an “affiliate” of the Company as such term is defined in Rule 405 under the Securities Act.

(k)            Information. To the extent deemed appropriate by the Purchaser, the Purchaser has consulted with its own advisers as to the financial, tax, legal and related matters concerning an investment in the Notes.

(l)            No Additional Representations. The Purchaser acknowledges that the Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to the Purchasers in accordance with the terms hereof and thereof.

Article IV
MISCELLANEOUS

Section 4.1            No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided in this Agreement.

Section 4.2            Governing Law; Selection of Forum; Submission to Jurisdiction; Service of Process.

(a)            This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to principles of conflicts of law. The Company irrevocably consents and agrees, for the benefit of the Purchasers, that any legal action, suit or Proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Agreement or the Notes or the transactions contemplated herein or therein shall be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby (i) irrevocably consents and submits to the exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or Proceeding for itself in respect of its properties, assets and revenues, (ii) waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or Proceedings arising out of or in connection with this Agreement or the Notes or the transactions contemplated herein or therein brought in any such court, (iii) waives and agrees not to plead or claim in any such court that any such action, suit or Proceeding brought in any such court has been brought in an inconvenient forum and (iv) subject to Section 4.2(b), agrees that service of process upon such party in any such action or Proceeding shall be effective if notice is given in accordance with Section 4.4.

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(b)            The Company irrevocably appoints JinkoSolar (U.S.) Inc., located at 343 Sansome Street, Suite 975, San Francisco, California 94104, United States of America as its authorized agent (the “Authorized Agent”) upon which process may be served in any such suit or Proceeding, and agrees that service of process upon such agent, and written notice of said service to the Company shall be deemed in every respect effective service of process upon the Company in any such legal suit, action or Proceeding. The Authorized Agent has agreed to act as agent for service of process and each of the Company to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further agrees to take any and all action as may be necessary to maintain such designation and appointment of such agent in full force and effect. If for any reason such agent shall cease to be such agent for service of process, the Company shall forthwith appoint a new agent of recognized standing for service of process in the State of New York and deliver to the Purchasers a copy of the new agent’s acceptance of that appointment within ten Business Days of such acceptance. Nothing herein shall affect the right of the Purchasers to serve process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the Company in any other court of competent jurisdiction. To the extent that the Company has or hereafter may acquire any sovereign or other immunity from jurisdiction of any court or from any legal process with respect to itself or its property, the Company irrevocably waives such immunity in respect of its obligations hereunder or under the Notes.

Section 4.3            Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.4            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given, made or received (i) on the date of delivery if delivered in person, (ii) on the date of confirmation of receipt of transmission by facsimile or other form of electronic delivery (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or (iii) three (3) Business Days after deposit with an internationally recognized express courier service to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.4):

If to the Company, to:

JinkoSolar Holding Co., Ltd.

1 Jingke Road, Shangrao Economic Development Zone,

Jiangxi Province, 334100, People’s Republic of China

Attention: Haiyun (Charlie) Cao, Chief Financial Officer

Email: charlie.cao@jinkosolar.com and project_victory_xvi@jinkosolar.com with a copy to:

Cleary Gottlieb Steen & Hamilton

37/F, Hysan Place,

500 Hennessy Road,

Causeway Bay, Hong Kong

Attention: Shuang Zhao

Email: szhao@cgsh.com

If to the Purchasers, to:

Credit Suisse (Hong Kong) Limited

Level 88 International Commerce Centre, 1 Austin Road West, Kowloon Hong Kong

Attention: Convertible Bonds/Credit Trading Desk

Email: apacmandatory.corporateaction@credit-suisse.com;

apacvoluntary.corporateactions@credit-suisse.com

With a copy to:

Credit Suisse (Hong Kong) Limited

6/F, Alexandra House, 18 Chater Road, Central, Hong Kong

Section 4.5            Fees and Expenses. Each party hereto shall pay all of its own fees and expenses (including attorneys’ fees) incurred in connection with this Agreement and the transactions contemplated hereby.

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Section 4.6            Termination. In the event that the Closing shall not have occurred by May 31, 2019, either the Company or the Purchaser may terminate this Agreement with no further force or effect, except for the provisions of Article IV, which shall survive any termination under this Section 4.6, provided that a party who is then in a material breach of this Agreement shall not be entitled to terminate this Agreement.

Section 4.7            Confidentiality. Unless otherwise agreed between the Company and any of the Purchasers, each party hereto shall keep in confidence, and shall not use (except for the purposes of the transactions contemplated hereby) or disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement or the transactions contemplated hereby, unless otherwise required by applicable securities laws or other applicable law. Each party hereto shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the transactions contemplated hereby) or disclose, any such non-public information, unless otherwise required by securities laws or other applicable law.

Section 4.8            Entire Agreement. This Agreement, the Notes and the other documents delivered pursuant hereto constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties and/or their Subsidiaries and Affiliates, or the Chairman of the Board of Directors of the Company, the Chief Executive Officer of the Company, the Chief Operating Officer of the Company and the Chief Financial Officer of the Company with respect to the subject matter of this Agreement.

Section 4.9            Amendment. Any provision of this Agreement may be amended if, but only if, such amendment is in writing and is duly executed and delivered by or on behalf of each of the parties hereto.

Section 4.10          Waiver and Extension. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. No waiver of any representation, warranty, agreement, condition or obligation granted pursuant to this Section 4.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any prior or subsequent breach of such representation, warranty, agreement, condition or obligation or any other representation, warranty, agreement, condition or obligation and no waiver of any condition granted pursuant to this Section 4.8 or otherwise in accordance with this Agreement shall be construed as a waiver of any representation, warranty, agreement or covenant to which such condition relates. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 4.11          Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced under any applicable Law or any Governmental Order, such term or other provision shall be excluded from this Agreement and all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Company and the Purchasers shall negotiate together in good faith to modify this Agreement so as to effect the original intent of both the Company and the Purchasers as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

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Section 4.12          Public Disclosure. Without limiting any other provision of this Agreement, each of the Purchasers and the Company shall consult with the other and issue a joint press release with respect to the execution of this Agreement, the Notes and the transactions contemplated hereby and thereby. Thereafter, neither the Company nor the Purchasers, nor any of their respective Subsidiaries or Affiliates, shall issue any press release or other public announcement or communication (to the extent not previously publicly disclosed or made in accordance with this Agreement) with respect to the transactions contemplated hereby or thereby without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), except to the extent a party’s counsel deems such disclosure necessary in order to comply with any Law or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing party shall give the other parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Law), shall limit such disclosure to the information such counsel advises is required to comply with such Law or regulations, and if reasonably practicable, shall consult with the other party regarding such disclosure and give good faith consideration to any suggested changes to such disclosure from the other party. Notwithstanding anything to the contrary in this Section 4.12, each of the Purchasers and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made by the Company and do not reveal material, non-public information regarding the other parties or the transactions contemplated in this Agreement.

Section 4.13          Waiver of Jury Trial. EACH OF THE COMPANY AND THE PURCHASERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 4.14          Further Assurances. From time to time, each party hereto shall execute and deliver to the other party hereto such additional documents and shall provide such additional information to such other party as such other party may reasonably require to carry out the terms of this Agreement and the Notes.

Section 4.15          Recognition of the U.S. Special Resolution Regimes.

(a)            For the purposes of this section 4.15:

“BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k);

“Covered Entity” means any of the following:

(i)            a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)           a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)          a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder;

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(b)            In the event that any of the Purchasers that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Purchaser of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(c)            In the event that any of the Purchasers that is a Covered Entity or a BHC Act Affiliate of the Purchasers becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Purchaser are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

[The rest of this page has deliberately been left blank]

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IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

Jinkosolar Holding Co., Ltd.

By:	/s/ Haiyun Cao
Name: Haiyun Cao
Capacity: Chief Financial Officer

[Signature Page to CB Purchase Agreement]

2

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

JINKOSOLAR HOLDING CO., LTD.

By:
Name:
Capacity:

Credit Suisse (Hong Kong) Limited

By:	/s/ Dallas Lee
Name: Dallas Lee
Capacity: Authorized Signatory

By:	/s/ Ken Pang
Name: Ken Pang
Capacity: Authorized Signatory

SCHEDULE I
NOTES PURCHASERS

Notes Purchaser	Principal Amount of the Notes to be Purchased ($mm)
Credit Suisse (Hong Kong) Limited	8.50

SCHEDULE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, the Purchasers that:

(a)            Good Standing of the Company and Subsidiaries. The Company has been duly incorporated, is validly existing as a company in good standing under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Company’s Annual Report on Form 20-F filed with the Commission pursuant to the Exchange Act on April 10, 2019 (the “Annual Report”), the Company’s prospectus supplement dated May 14, 2019 and the Company’s current report on Form 6-K filed with the Commission on May 14, 2019 (together with the Annual Report, the “Relevant Public Filings”), and is duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and each subsidiary of the Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, with corporate power and authority to own, lease and operate its properties and conduct its business as described in the Company’s Relevant Public Filings, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; as of the date of this Agreement, none of the Company’s subsidiaries, except for the entities listed on Annex I hereto, constitute a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the 1933 Act, the Company does not own or control, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or any other person.

(b)            Authorization and Description. The Company has an authorized and paid-in capitalization as set forth in the Relevant Public Filings, and all of the issued share capital of the Company has been duly and validly authorized and issued, is fully paid and non-assessable and conforms in all material respects to the relevant description contained in the Relevant Public Filings. Except as disclosed in the Relevant Public Filings, (1) all of the issued share capital or registered capital, as the case may be, of each Subsidiary have been duly and validly authorized and issued, and are fully paid or scheduled to be paid in accordance with its articles of association or applicable PRC laws and, to the extent applicable under the laws of their respective jurisdiction of incorporation, non-assessable; (2) all of the issued share capital or equity interest, as the case may be, of each Subsidiary is owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims; (3) there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from the Company, or obligations of the Company to issue, Ordinary Shares or any other class of share capital of the Company except as set forth in the Relevant Public Filings; and (4) there are no outstanding securities convertible into or exchangeable for, or warrants, rights or options to purchase from any Subsidiary, or obligation of any Subsidiary, to issue, equity shares or any other class of share capital of any Subsidiary.

(c)            No Material Adverse Change in Business. None of the Group Companies has sustained since the most recent financial statements of the Company and its subsidiaries included in the Relevant Public Filings any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Relevant Public Filings; and, since the respective dates as of which information is given in the Relevant Public Filings, there has not been any change in the share capital, material change in short-term debt or long-term debt of any of the Group Companies or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, shareholders’ equity, results of operations or prospects of the Group Companies, taken as a whole (a “Material Adverse Effect”), otherwise than as set forth or contemplated in the Relevant Public Filings.

(d)            Title to Property. The Group Companies have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case free and clear of all liens, encumbrances and defects except such as are described in the Relevant Public Filings or such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Group Companies; and any real property and buildings held under lease by the Group Companies are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Group Companies.

(e)            Insurance. The Group Companies maintain insurance covering their respective properties as the Company reasonably deems adequate and as is customary for companies engaged in similar businesses; such insurance insures against losses and risks to an extent which is adequate in accordance with customary industry practice to protect the Group Companies and their respective businesses; all such insurance is fully in force on the date of this Agreement and will be fully in force at the Closing Date; none of the Group Companies has reason to believe that it will not be able to renew any such insurance as and when such insurance expires; and there is no material insurance claim made by or against the Group Companies, pending, threatened or outstanding and no facts or circumstances exist which would reasonably be expected to give rise to any such claim and all due premiums in respect thereof have been paid.

(f)            Possession of Authorizations. Each of the Group Companies has all necessary licenses, franchises, concessions, consents, authorizations, approvals, orders, certificates and permits of and from, and has made all necessary declarations and filings with, all governmental agencies to own, lease, license and use its properties, assets and conduct its business in the manner described in the Relevant Public Filings except such non-possession, non-declaration, or non-filing which would not individually or in the aggregate have a Material Adverse Effect; and none of the Group Companies has a reasonable basis to believe that any regulatory body is considering modifying, suspending or revoking any such licenses, consents, authorizations, approvals, orders, certificates or permits, and the Group Companies are in compliance in all material respects with the provisions of all such licenses, consents, authorizations, approvals, orders, certificates or permits.

(g)            Authorization of the Agreement. This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by all the Purchasers, constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles (the "Enforceability Exceptions").

(h)            Authorization of the Indenture. The Indenture has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject as to the Enforceability Exceptions.

(i)            Authorization of Notes. The Notes have been duly authorized by the Company and, when duly executed, authenticated, issued and delivered as provided in the Indenture (assuming due authentication of the Notes by the Trustee) and paid for as provided herein, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.

(j)            Authorization of the Zero-Strike Call Option Confirmation. The Zero-Strike Call Option Confirmation has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject as to the Enforceability Exceptions.

(k)            Authorization of the Account Charge. The Account Charge has been duly authorized by the Company and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject as to the Enforceability Exceptions.

(l)            Conversion of the Notes. Upon issuance and delivery of the Notes in accordance with this Agreement and the Indenture, the Notes will be convertible at the option of the holder thereof into ADSs representing Ordinary Shares in accordance with the terms of the Notes; the Ordinary Shares underlying the ADSs to be issued upon conversion of the Notes may be freely deposited by the Company with the Depositary under the applicable deposit program against issuance of ADSs; the maximum number of Ordinary Shares underlying the ADSs for issuance upon conversion of the Notes, including in connection with a make-whole fundamental change, have been duly reserved and authorized and when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of the Ordinary Shares will not be subject to any preemptive or similar rights.

(m)           Authorization of the Deposit Agreement and the Restricted Issuance Agreement. The Deposit Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Depositary, constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Restricted Issuance Agreement has been duly authorized by the Company, and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Upon issuance by the Depositary of ADSs and the deposit of the Ordinary Shares to be issued upon conversion of the Notes in respect thereof in accordance with the provisions of the Deposit Agreement and the Restricted Issuance Agreement, such ADSs will be duly and validly issued and the persons in whose names the ADSs are registered will be entitled to the rights and subject to the restrictions specified therein and in the Deposit Agreement and the Restricted Issuance Agreement.

(n)            Exhibit A. The relevant provisions of the Notes and the Indenture conform in all material respects to the descriptions in Exhibit A.

(o)            Absence of Existing Defaults. Except as disclosed in the Relevant Public Filings, none of the Group Companies is (i) in breach of or in default under any laws, regulations, rules, orders, decrees, guidelines or notices of the jurisdiction where it was incorporated or operates, (ii) in breach of or in default under any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any court or governmental agency or body or any stock exchange authorities in the jurisdiction where it was incorporated or operates, (iii) in violation of its constituent documents or (iv) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound except, with respect to (i), (ii) and (iv), where any default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(p)            Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance by the Company of the Transaction Agreements and the consummation of the transaction contemplated hereby and thereby, the issuance and delivery of the Notes, the issuance of the ADSs and Ordinary Shares underlying the ADSs upon conversion of the Notes, the deposit of the Ordinary Shares with the Depositary against issuance of the ADSs and the delivery of such ADSs, will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge, encumbrance or defect upon any property or assets of any of the Group Companies, under (i) the charter, memorandum and articles of association, by-laws or other organizational or constitutive documents of any of the Group Companies; (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over any of the Group Companies or any of their properties; (iii) any approval, consent, waiver, authorization, exemption, permission, endorsement or license granted by any court or governmental agency or body or any stock exchange authorities in the Cayman Islands, the PRC, Hong Kong, the United States, Malaysia or any other jurisdiction where any Group Company was incorporated or operates; or (iv) any agreement or instrument to which any of the Group Companies is a party or by which any of the Group Companies is bound or to which any of the properties of any of the Group Companies is subject. A “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by any of the Group Companies.

(q)           NDRC Certificate. The execution, delivery and performance by the Company of the Transaction Agreements and the consummation of the transaction contemplated hereby and thereby, the issuance and delivery of the Notes, the issuance of the ADSs and Ordinary Shares underlying the ADSs upon conversion of the Notes, the deposit of the Ordinary Shares with the Depositary against issuance of the ADSs and the delivery of such ADSs, do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except such as have been obtained or made and the NDRC filings to be made after issuance of the Notes. The certificate of registration with respect to the Notes issued by the PRC National Development and Reform Commission (the “NDRC”) in accordance with the Notice on Promoting the Reform of the Filing and Registration System for Issuance of Foreign Debt by Corporates (国 家 发 展 改 革 委 关 于 推 进 企 业 发 行 外 债 备 案 登 记 制 管 理 改 革 的 通 知 ) (Fa Gai Wai Zi [2015] No 2044) (the “NDRC Notice”) remains in full force and effect.

(r)            Listing. The Company will use its best efforts to maintain the listing of the ADSs on the NYSE.

(s)            Solvency. The Company has not taken any corporate or other action nor have any steps been taken or legal proceedings been started against it for its liquidation, provisional liquidation, winding-up, dissolution, reorganisation or bankruptcy or for the appointment of a liquidator, provisional liquidator, receiver, trustee or similar officer in respect of it or all or any part of its undertaking, property or assets and the Company is not insolvent and has not been dissolved or declared bankrupt.

(t)            Dividends. Except as disclosed in the Relevant Public Filings, none of the Subsidiaries is currently prohibited, directly or indirectly, from paying any dividends or other distributions to the Company, from making any other distribution on its equity interest, or from transferring any of its property or assets to the Company; provided that certain PRC subsidiary is required to obtain prior approval from relevant financing institution pursuant to the financing agreements between such PRC subsidiary and such financing institution.

(u)            Dividends; Remittance from PRC. Except as disclosed in the Relevant Public Filings, all dividends and other distributions declared and payable on the equity interests held by the Company’s non-PRC subsidiaries of the PRC Subsidiaries may under the current laws and regulations of the PRC be freely transferred out of the PRC and may be paid in U.S. dollars, subject to the successful completion of PRC formalities required for such remittance and provided that such PRC Subsidiaries comply with the statutory reserve fund requirements under PRC laws and generally accepted accounting principles in the PRC when declaring such dividends and distributions, and no such dividends and other distributions will be subject to withholding or other taxes under the laws and regulations of the PRC and are otherwise free and clear of any other tax, withholding or deduction in the PRC, without the necessity of obtaining any governmental or regulatory authorization in the PRC.

(v)            Absence of Further Requirements. The issuance and/or sale of the Notes hereunder and the consummation of the transactions herein will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Group Companies pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which any of the Group Companies is a party or by which any of the Group Companies is bound or to which any of the property or assets of any of the Group Companies is subject, (ii) result in any violation of the provisions of the constituent documents of any of the Group Companies or (iii) result in any violation of any statute or any order, rule or regulation of any Governmental Agency having jurisdiction over any of the Group Companies or any of their properties or assets. No consent, approval, authorization, order, registration, clearance or qualification of, or filing or registration, with any Governmental Agency is required for the issuance and sale of the Notes, except such as have been obtained or made and such as may be required under state securities laws.

(w)           No Trading of Commodity Contracts. None of the Group Companies is engaged in any trading activities involving commodity contracts or other trading contracts which are not currently traded on a securities or commodities exchange and for which the market value cannot be determined.

(x)            No Stamp or Similar Taxes. No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Purchasers to the government of the Cayman Islands, Hong Kong, the United States, the PRC, Malaysia or any political subdivision or taxing authority thereof or therein in connection with (i) the sale and delivery by the Company of the Notes to or for the account of the Purchasers and (ii) the execution and delivery of this Agreement, in each case other than income tax that is imposed on the Purchasers’ net income in the ordinary course of its business or Cayman Islands stamp duty which may be payable if the original of this Agreement is brought to or executed in the Cayman Islands.

(y)            Litigation. Other than as set forth in the Relevant Public Filings, there are no legal, arbitration or governmental proceedings or regulatory or administrative inquiries or investigations pending to which any of the Group Companies is a party or of which any property of any of the Group Companies is the subject (i) that, if determined adversely to any of the Group Companies would individually or in the aggregate have a Material Adverse Effect or (ii) that are required to be described in the Relevant Public Filings and are not so described; and except as set forth in the Relevant Public Filings, to the Company’s best knowledge after due inquiry, no such proceedings are threatened or contemplated by governmental authorities or threatened by others.

(z)            No Registration as Investment Company. The Company is not required to register as, and after giving pro forma effect to the issuance and sale of the Notes and the application of the proceeds thereof, would not be required to register as, an “investment company”, as such term is defined in the U.S. Investment Company Act of 1940, as amended.

(aa)          No Conditions on Rating. No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company.

(bb)          Cayman Islands Enforceability. This Agreement is enforceable against the Company in the Cayman Islands in accordance with its terms; to ensure the legality, validity, enforceability or admissibility into evidence in the Cayman Islands of this Agreement, it is not necessary that this Agreement be filed or recorded with any court or other authority in the Cayman Islands or that any stamp or similar tax in the Cayman Islands be paid on or in respect of this Agreement or any other documents to be furnished hereunder (other than stamp duty payable if the original of this Agreement or any other documents to be furnished hereunder are brought to, executed in or produced before a court in the Cayman Islands).

(cc)          Authorization. The Relevant Public Filings have been or will be duly authorized by and on behalf of the Company.

(dd)          Filing. There are no contracts or documents, or amendments thereto or updates thereof, which are required to be filed in the documents incorporated by reference in the Relevant Public Filings which have not been so filed as required.

(ee)          Possession of Intellectual Property. Except as disclosed in the Relevant Public Filings, each of the Group Companies owns, possesses, licenses or has other rights to use the patents and patent applications, copyrights, trademarks, service marks, trade names, Internet domain names, technology, know-how (including trade secrets and other unpatented and/or unpatentable proprietary rights) and other intellectual property necessary or used in any material respect to conduct its business in the manner in which it is being conducted and in the manner in which it is contemplated as set forth in the Relevant Public Filings (collectively, the “Intellectual Property”); except as disclosed in Relevant Public Filings, none of the Intellectual Property is unenforceable or invalid; none of the Group Companies has received any notice of violation or conflict with (and none of the Group Companies knows of any basis for violation or conflict with) rights of others with respect to the Intellectual Property; except as disclosed in Relevant Public Filings, there are no pending or, to the Company’s best knowledge after due inquiry, threatened actions, suits, proceedings or claims by others that allege any of the Group Companies is infringing any patent, trade secret, trademark, service mark, copyright or other intellectual property or proprietary right, except any threatened actions, suits, proceedings or claims which would not, individually or in the aggregate, have a Material Adverse Effect; the discoveries, inventions, products or processes of the Group Companies referenced in the Relevant Public Filings do not violate or conflict with any intellectual property or proprietary right of any third person, or any discovery, invention, product or process that is the subject of a patent application filed by any third person; no officer, director or employee of any Group Company is in or has ever been in violation of any term of any patent non-disclosure agreement, invention assignment agreement, or similar agreement relating to the protection, ownership, development use or transfer of the Intellectual Property or, to the Company’s best knowledge after due inquiry, any other intellectual property, except where any violation would not, individually or in the aggregate, have a Material Adverse Effect; the Group Companies are not in breach of, and have complied in all material respects with all terms of, any license or other agreement relating to the Intellectual Property; and to the extent any Intellectual Property is sublicensed to any of the Group Companies by a third party, such sublicensed rights shall continue in full force and effect if the principal third party license terminates for any reason; except as disclosed in the Relevant Public Filings, none of the Group Companies is subject to any non-competition or other similar restrictions or arrangements relating to any business or service anywhere in the world; each of the Group Companies has taken all necessary and appropriate steps to protect and preserve the confidentiality of applicable Intellectual Property (“Confidential Information”); all use or disclosure of Confidential Information owned by the Group Companies by or to a third party has been pursuant to a written agreement between the Group Companies and such third party; and all use or disclosure of Confidential Information not owned by the Group Companies has been pursuant to the terms of a written agreement between the Group Companies and the owner of such Confidential Information, or is otherwise lawful.

(ff)           Pending Patents. The pending patent applications set forth in the Relevant Public Filings (the “Pending Patents”) are being diligently prosecuted by the Group Companies; to the Company’s best knowledge after due inquiry, there is no existing patent or published patent application that would interfere, conflict with or otherwise adversely affect the validity, enforcement or scope of the Pending Patents if claims of such Pending Patents were issued in substantially the same form as currently written; no security interests or other liens have been created with respect to the Pending Patents; and the Pending Patents have not been exclusively licensed to another entity or person.

(gg)         PFIC Status. The Company does not believe that it was a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297(a) of the United States Internal Revenue Code of 1986, as amended, for the taxable year ended December 31, 2018 and does not expect to be a PFIC in the current taxable year ending December 31, 2019 and will use its best efforts not to take any action that would result in the Company becoming a PFIC in the future.

(hh)         Foreign Private Issuer. The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

(ii)            No Registration Requirement. It is not necessary, in connection with the issuance and sale of the Notes to the Purchasers to register the Notes and the ADSs issuable upon conversion of the Notes and the Ordinary Shares represented by such ADSs under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(jj)            No Material Indebtedness; No Material Relationships with Affiliates. Except as disclosed in the Relevant Public Filings, no material indebtedness (actual or contingent) and no material contract or arrangement is outstanding between any of the Group Companies and any director or executive officer of any of the Group Companies or any person connected with such director or executive officer (including his/her spouse, infant children, any company or undertaking in which he/she holds a controlling interest); and there are no material relationships or transactions between the Group Companies on the one hand and the Company’s affiliates, officers and directors or their shareholders, customers or suppliers on the other hand which, although required to be disclosed, are not disclosed in the Relevant Public Filings.

(kk)          Internal Control. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences; and (v) the Company has made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entity.

(ll)            Dividends; Payments in Foreign Currency. Under current laws and regulations of the Cayman Islands and any political subdivision thereof, all interest, principal, premium, if any, and other payments due or made on the Notes may be paid by the Company to the holder thereof in U.S. dollars and freely transferred out of the Cayman Islands and all such payments made to holders thereof or therein who are non-residents of the Cayman Islands will not be subject to income, withholding or other taxes under laws and regulations of the Cayman Islands or any political subdivision or taxing authority thereof or therein and will otherwise be free and clear of any other tax, duty, withholding or deduction in the Cayman Islands or any political subdivision or taxing authority thereof or therein and without the necessity of obtaining any governmental authorization in the Cayman Islands or any political subdivision or taxing authority thereof or therein.

(mm)        Disclosure Controls and Procedures. The Company has established and maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act) and “internal control over financial reporting” (as such term is defined in Rule 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including the Subsidiaries, is made known to the Company’s chief executive officer and chief financial officer by others within those entities, and such disclosure controls and procedures are effective to perform the functions for which they were established; the Company’s independent auditors and the Board of Directors of the Company have been advised of all significant deficiencies, if any, in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data, and all fraud, if any, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; such internal control over financial reporting has been designed by the Company’s chief executive officer and chief financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP; since the date of the most recent evaluation of such disclosure controls and procedures and internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses; and the Company has taken all necessary actions to ensure that, the Group Companies and their respective officers and directors, in their capacities as such, will be in compliance in all material respects with the applicable provisions of Sarbanes-Oxley and the rules and regulations promulgated thereunder.

(nn)         No Change in Accounting Policies and Internal Controls. A member of the Audit Committee of the Company (the “Audit Committee”) has confirmed to the Chief Executive Officer or Chief Financial Officer of the Company that, except as set forth in the Relevant Public Filings, the Audit Committee is not reviewing or investigating, and neither the Company’s independent auditors nor its internal auditors have recommended that the Audit Committee review or investigate, (i) adding to, deleting, changing the application of, or changing the Company’s disclosure with respect to, any of the Company’s material accounting policies; (ii) any matter which could result in a restatement of the Company’s financial statements for any annual or interim period during the current or prior three fiscal years; or (iii) any significant deficiency, material weakness, change in internal controls or fraud involving management or other employees who have a significant role in internal controls.

(oo)         No Undisclosed Benefits. Except as disclosed in the Relevant Public Filings, none of the Group Companies has any material obligation to provide retirement, healthcare, death or disability benefits to any of the present or past employees of any of the Group Companies or to any other person.

(pp)         Absence of Labor Dispute. No material labor dispute, work stoppage, slow down or other conflict with the employees of any of the Group Companies exists or, to the Company’s best knowledge after due inquiry, is threatened.

(qq)         Critical Accounting Policies. The Relevant Public Filings truly, accurately and completely in all material respects describes (i) accounting policies which the Company believes are the most important in the portrayal of the Company’s financial condition and results of operations and which require management’s most difficult, subjective or complex judgments (“Critical Accounting Policies”), (ii) judgments and uncertainties affecting the application of Critical Accounting Policies and (iii) the likelihood that materially different amounts would be reported under different conditions or using different assumptions; and the Company’s board of directors and management have reviewed and agreed with the selection, application and disclosure of Critical Accounting Policies and have consulted with legal counsel and independent accountants with regard to such disclosure.

(rr)           No Material Liabilities or Obligations. Since the most recent financial statements of the Company and its subsidiaries included in the Relevant Public Filings has (i) entered into or assumed any contract, (ii) incurred or agreed to incur any liability (including any contingent liability) or other obligation, (iii) acquired or disposed of or agreed to acquire or dispose of any business or any other asset or (iv) assumed or acquired or agreed to assume or acquire any liabilities (including contingent liabilities), that would, in any of clauses (i) through (iv) above, be material to the Group Companies and that are not otherwise described in the Relevant Public Filings.

(ss)          Accurate Disclosure of Material Trends; No Off-balance Sheet Transactions. The section in the Annual Report entitled “Item 5. Operating and Financial Review and Prospects” accurately and fully describes all material trends, demands, commitments, events, uncertainties and risks, and the potential effects thereof, that the Company believes would materially affect liquidity, financial condition or results of operations of the Company, and are reasonably likely to occur. The Company does not have any off-balance sheet transactions, arrangements, and obligations, including, without limitation, relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by the Group Companies, such as structured finance entities and special purpose entities that are reasonably likely to have a material effect on the liquidity of any of the Group Companies.

(tt)           Financial Statements. The audited financial statements included in the Relevant Public Filings, together with the reviewed related notes, present fairly the financial conditions, results of operations, shareholders’ equity and cash flows of the Company and its consolidated subsidiaries, at the dates and for the periods indicated; said financial statements including any restatement or reclassification have been prepared in conformity with US GAAP applied on a consistent basis throughout the periods involved; and the other financial information of the Company included or incorporated by reference in the Relevant Public Filings has been derived from the accounting records of the Company and its consolidated subsidiaries and presents fairly in all material respects the information shown thereby. The selected financial data and the summary financial information included in the Relevant Public Filings present fairly the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Relevant Public Filings. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Relevant Public Filings fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(uu)         No Transactions with Related Parties. Except as disclosed in the Relevant Public Filings, none of the Group Companies is engaged in any material transactions with its directors, officers, management, shareholders or any other affiliate, including any person who was formerly a director, officer or manager of the Company, on terms that are not available from unrelated third parties on an arm’s-length basis.

(vv)         No Liability of the Purchasers. No Purchaser when the Notes are issued and fully paid is or will be subject to any personal liability in respect of any liability of the Company by virtue only of its holding of the Notes; and except as set forth in the Notes and the Indenture, there are no limitations on the rights of the Purchasers to hold or transfer their securities.

(ww)       Taxes. All amounts payable by the Company in respect of the Notes shall be made free and clear of and without deduction for or on account of any taxes imposed, assessed or levied by the Cayman Islands or any authority thereof or therein (except such income taxes as may otherwise be imposed by the Cayman Islands on payments hereunder if the Purchasers’ net income is subject to tax by the Cayman Islands or withholding, if any, with respect to any such income tax) nor are any taxes imposed in the Cayman Islands on, or by virtue of the execution or delivery of, such documents (other than stamp duty payable if such original documents are brought to, executed in or produced before a court in the Cayman Islands).

(xx)          Tax Returns. The Company has paid or has caused to be paid all taxes (including any assessments, fines or penalties) required to be paid through the date hereof and all returns, reports or filings which ought to have been made by or in respect of the Group Companies for taxation purposes as required by the law of the jurisdictions where the Group Companies are incorporated or engage in business have been made and all such returns are correct and on a proper basis in all material respects and are not the subject of any dispute with the relevant revenue or other appropriate authorities except as may be being contested in good faith and by appropriate proceedings; the provisions included in the audited consolidated financial statements as set out in the Relevant Public Filings included appropriate provisions required under US GAAP for all taxation in respect of accounting periods ended on or before the accounting reference date to which such audited accounts relate for which the Company was then or might reasonably be expected thereafter to become or have become liable; and none of the Group Companies has received notice of any tax deficiency with respect to any of the Group Companies.

(yy)         Statistical and Market-Related Data. Without prejudice to the generality of anything contained herein, all the operating information and data included in the Relevant Public Filings were true and accurate in all material respects as of the applicable time and will be true and accurate in all material respects on the Closing Date; any statistical, industry-related and market-related data included in the Relevant Public Filings are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained written consent for the use of such data from such sources to the extent required.

(zz)          Enforcement of Judgments. Under the laws of the Cayman Islands, the courts of the Cayman Islands will recognize and give effect to the choice of law provisions set forth in Section 4.2 hereof and would recognize and enforce a final and conclusive judgment in personam obtained in any U.S. court against the Company to enforce this Agreement under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) without any re-examination of the merits of the underlying dispute, provided that (i) such court had proper jurisdiction over the parties subject to such judgment; (ii) such court did not contravene the rules of natural justice of the Cayman Islands; (iii) such judgment was not obtained by fraud; (iv) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (v) such judgment imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; and (vi) there is due compliance with the correct procedures under the laws of the Cayman Islands. Except as described in the Relevant Public Filings, under the laws of the PRC, the choice of law provisions set forth in Section 15 hereof will be recognized by the courts of the PRC and any final and conclusive judgment obtained in any Specified Court (as defined below) arising out of or in relation to the obligations of the Company under this Agreement would be recognized in PRC courts if and only if all procedural and substantive requirements under Article 282 of the PRC Civil Procedure Law and other relevant rules and regulations thereunder as applicable to the said judgment are determined by such court to have been satisfied.

(aaa)        Foreign Corrupt Practices Act. Each of the Group Companies and, to their knowledge, their affiliates and each of their respective officers, directors, supervisors, managers, agents and employees has not violated, its participation in the offering (and the direct or indirect use of funds raised pursuant to the offering) will not violate, and it has instituted and maintains policies and procedures designed to (i) ensure continued compliance with applicable anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on December 17, 1997, the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 or any other law, rule or regulation of similar purpose and scope or (ii) prohibit (A) the use of corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (B) the making of any direct or indirect unlawful payment to any government official or employee from corporate funds or (C) the making of any bribe, rebate, payoff, influence payment, kickback or other unlawful payment (collectively, the “Anti-Bribery Laws”).

(bbb)       Anti-money Laundering. Each of the Group Companies, and, to their knowledge, their affiliates and each of their respective officers, directors, supervisors, managers, agents, and employees, has not violated, its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with the applicable financial record keeping and reporting requirements and anti-money laundering laws, regulations or government guidance regarding financial record keeping and reporting requirements, anti-money laundering, and international anti-money laundering principals or procedures of the jurisdictions where each of the Group Companies is incorporated or domiciled or operates and any related or similar statutes, rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company and its subsidiaries having made all reasonable enquiries, threatened or contemplated.

(ccc)        OFAC. None of the Group Companies, any of their subsidiaries, nor, to the knowledge of any of the Group Companies, any director, officer, agent, employee, affiliate or person acting on behalf of any of the Group Companies (i) has been or is, or is controlled or owned by an individual or entity that has been or is, subject to (A) any trade, economic or military sanctions administered by or issued against any nation, individual or entity by the United Nations, the Office of Foreign Assets Control of the United States Treasury Department (including but not limited to the designation as a “specially designated national or blocked person” thereunder), the United Nations Security Council, the European Union, the State Secretariat for Economic Affairs of Switzerland or the Swiss Directorate of International Law, Her Majesty’s Treasury of the United Kingdom, the Hong Kong Monetary Authority, the Monetary Authority of Singapore or any governmental or regulatory authority of the jurisdictions where each of the Group Companies is incorporated or operates or any other relevant sanctions authority, or any orders or licenses publicly issued under the authority of any of the foregoing, or (B) any sanctions or requirements imposed by, or based upon the obligations or authorizations set forth in, the United States Trading With the Enemy Act, the United States International Emergency Economic Powers Act, the United States United Nations Participation Act, the United States Syria Accountability and Lebanese Sovereignty Act, or the United States Iran Sanctions Act of 2006, all as amended, or any foreign assets control regulations of the United States Treasury Department (including but not limited to 31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto (collectively, “Sanctions”), (ii) has been or is located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, Libya, North Korea, Sudan, Syria and the region of the Crimea) or (iii) has violated, will through its participation in the offering (or the direct or indirect use of funds raised pursuant to the offering) violate or failed to institute and maintain policies and procedures designed to ensure continued compliance with Sanctions. There have been no (and the direct or indirect use of funds raised pursuant to the offering will not involve or give rise to) transactions or connections between any Group Company, on the one hand, and any country, government, person, or entity in or domiciled or incorporated in countries or regions subject to Sanctions, or that is itself subject to sanctions or named on any sanctions list administered by one of the aforementioned bodies, or owned or controlled by persons, entities or other parties referred to in the foregoing of this sentence, or who perform contracts in support of projects in or for the benefit of those countries, on the other hand.

(ddd)       PRC Overseas Investment and Listing Regulations. Except as described in the Relevant Public Filings, each of the Company and the Subsidiaries is not required to make any registration as registrants under the Circular on the Administration of Foreign Exchange Issues related to Overseas Investment, Financing and Roundtrip Investment by Domestic Residents through Offshore Special Purpose Vehicles issued by the State Administration of Foreign Exchange on July 4, 2014. Each of the Company and the Subsidiaries that is incorporated outside of the PRC has made, or is in the process of making, all reasonable steps to comply with, and to ensure compliance by each of its shareholders and option holders that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the State Administration of Foreign Exchange (the “SAFE Regulations”), including, without limitation, requesting each shareholder and option holder that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable SAFE Regulations.

(eee)        Environmental Laws. Except as disclosed in the Relevant Public Filings, the Group Companies and their respective properties, assets and operations are in compliance in all material respects with and hold all permits, authorizations and approvals required under Environmental Laws (as defined below); there are no past, present or reasonably anticipated future events, conditions, circumstances, activities, practices, actions, omissions or plans that could reasonably be expected to give rise to any material costs or liabilities to any of the Group Companies under, or to interfere with or prevent compliance by any of the Group Companies with, Environmental Laws; none of the Group Companies (i) is the subject of any investigation, (ii) has received any notice or claim, (iii) is a party to or affected by any pending or threatened action, suit or proceeding, (iv) is bound by any judgment, decree or order or (v) has entered into any agreement, in each case relating to any alleged violation of any Environmental Law or any actual or alleged release or threatened release or cleanup at any location of any Hazardous Materials (as defined below), except where (i), (ii), (iii) and (iv) would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, “Environmental Law” means any national, provincial, municipal or other local or foreign law, statute, ordinance, rule, regulation, order, notice, directive, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to health, safety, community welfare and/or land or property rights, or the protection, cleanup or restoration of the environment or natural resources, including those relating to the distribution, processing, generation, treatment, storage, disposal, transportation, other handling or release or threatened release of Hazardous Materials, and “Hazardous Materials” means any material (including, without limitation, pollutants, contaminants, hazardous or toxic substances or wastes) that is regulated by or may give rise to liability under any Environmental Law.

(fff)          Review of Environmental Laws. In the ordinary course of their business, each of the Group Companies conducts periodic reviews of the effect of the Environmental Laws on their respective businesses, operations and properties, in the course of which they identify and evaluate associated costs and liabilities (including, without limitation, any capital or operating expenditures required for cleanup, closure of properties or compliance with the Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties).

(ggg)       No Merger. None of the Group Companies has entered into any memorandum of understanding, letter of intent, definitive agreement or any similar agreements with respect to a merger or consolidation or a material acquisition or disposition of assets, technologies, business units or businesses.

(hhh)       No Related-Party Transactions. There are no business relationships or related-party transactions involving the Group Companies or any other person required to be described in the Relevant Public Filings which have not been described as required.

Annex I

List of Significant Subsidiaries

Subsidiaries	Date of Incorporation/ Acquisition	Place of Incorporation	Percentage of ownership
JinkoSolar Technology Limited	November 10, 2006	Hong Kong	100%
Jinko Solar Co., Ltd.	December 13, 2006	PRC	100%
Zhejiang Jinko Solar Co., Ltd.	June 30, 2009	PRC	100%
Jinko Solar Import and Export Co., Ltd.	December 24, 2009	PRC	100%
JinkoSolar GmbH	April 1, 2010	Germany	100%
Zhejiang Jinko Trading Co., Ltd.	June 13, 2010	PRC	100%
Xinjiang Jinko Solar Co., Ltd.	May 30, 2016	PRC	100%
Yuhuan Jinko Solar Co., Ltd.	July 29, 2016	PRC	100%
JinkoSolar (U.S.) Inc.	August 19, 2010	USA	100%
Jiangxi Photovoltaic Materials Co., Ltd	December 10, 2010	PRC	100%
JinkoSolar (Switzerland) AG	May 3, 2011	Switzerland	100%
JinkoSolar (US) Holdings Inc.	June 7, 2011	USA	100%
JinkoSolar Italy S.R.L.	July 8, 2011	Italy	100%
JinkoSolar SAS	September 12, 2011	France	100%
Jinko Solar Canada Co., Ltd	November 18, 2011	Canada	100%
Jinko Solar Australia Holdings Co. Pty Ltd	December 7, 2011	Australia	100%
Jinko Solar Japan K.K.	May 21, 2012	Japan	100%
JinkoSolar Power Engineering Group Limited	November 12, 2013	Cayman	100%
JinkoSolar WWG Investment Co., Ltd.	April 8, 2014	Cayman	100%
JinkoSolar Comércio do Brazil Ltda	January 14, 2014	Brazil	100%
Projinko Solar Portugal Unipessoal LDA.	February 20, 2014	Portugal	100%
JinkoSolar Mexico S.DE R.L. DE C.V.	February 25, 2014	Mexico	100%
Shanghai Jinko Financial Information Service Co., Ltd	November 7, 2014	PRC	100%
Jinko Solar Technology SDN.BHD.	January 21, 2015	Malaysia	100%
Jinko Huineng Technology Services Co., Ltd	July 14, 2015	PRC	100%
Jinko Huineng (Zhejiang) Solar Technology Services Co., Ltd	July 29, 2015	PRC	100%
JinkoSolar Enerji Teknolojileri Anonlm Sirketi	April 13, 2017	Turkey	100%
Jinko Solar Sweihan (HK) Limited	October 4, 2016	Hong Kong	100%
Jinko Solar (Shanghai) Management Co., Ltd	July 25, 2012	PRC	100%
JinkoSolar Trading Private Limited	February 6, 2017	India	100%
JinkoSolar LATAM Holding Limited	August 22, 2017	Hong Kong	100%
JinkoSolar Middle East DMCC	November 6, 2016	Emirates	100%
Jinko Power International (Hongkong) Limited	July 10, 2015	Hong Kong	100%
JinkoSolar International Development Limited	August 28, 2015	Hong Kong	100%
Jinkosolar Household PV System Ltd.	January 12, 2015	BVI	100%
Canton Best Limited	September 16, 2013	BVI	100%
Wide Wealth Group Holding Limited	June 11, 2012	Hong Kong	100%
JinkoSolar (U.S.) Industries Inc.	November 16, 2017	USA	100%
Poyang Ruixin Information Technology Co., Ltd.	December 19, 2017	PRC	100%
JinkoSolar Technology (Haining) Co., Ltd	December 15, 2017	PRC	100%
Poyang Luohong Power Co., Ltd	August 7, 2018	PRC	51%

EXHIBIT A

DESCRIPTION OF THE NOTES

DESCRIPTION OF NOTES

We, JinkoSolar Holding Co., Ltd., will issue the notes under an indenture to be dated as of the date of initial issuance of the notes, which we refer to as the indenture, between JinkoSolar Holding Co., Ltd., as issuer, and The Bank of New York Mellon, London Branch as trustee (the “trustee”), paying agent (the “paying agent”) and conversion agent (the “conversion agent”), The Bank of New York Mellon SA/NV, Luxembourg Branch, as registrar (the “registrar”) and transfer agent (the “transfer agent”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to, and is qualified by reference to, the provisions of the notes and the indenture, including the definitions of certain terms used in these documents. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to JinkoSolar Holding Co., Ltd., and not to its subsidiaries and references to “holders” refer to holders of the notes described herein.

General

The notes will:

•	be our general unsecured, senior obligations;

•	initially be limited to an aggregate principal amount of US$85.0 million;

•	bear cash interest from May 17, 2019 at an annual rate of 4.5% payable in arrears on June 1 and December 1 of each year, beginning on December 1, 2019;

•

be subject to repurchase for cash by us at the option of the holders on June 1, 2021 or following a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”), in each case at a price equal to 100% of the outstanding principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date or fundamental change repurchase date, as the case may be;

•	mature on June 1, 2024, unless earlier converted or repurchased;

•	be issued in denominations of US$1,000 and integral multiples of US$1,000; and

•

be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form as described below under “— Book-Entry, Settlement and Clearance.”

The notes may be converted at any time prior to the close of business on the third business day immediately preceding the maturity date at the applicable conversion rate. The conversion rate will initially be 52.0833 American Depositary Shares (“ADSs”) (each representing as of the date hereof four ordinary shares, par value US$0.00002 per ordinary share, of JinkoSolar Holding Co., Ltd.) per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$19.20 per ADS), subject to adjustment upon the occurrence of certain events.

As described below under “— Conversion Rights — Settlement Upon Conversion,” upon conversion of a note, we will deliver ADSs, together with a cash payment in lieu of any fractional ADSs. Converting holders will not receive any additional cash payment or additional ADSs representing interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below under “— Conversion Rights — General.”

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby in an unlimited aggregate principal amount; provided that if any additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, then such additional notes will have a separate ISIN number. We may also from time to time repurchase notes in open market purchases or negotiated transactions without prior notice to holders. Any notes repurchased by us will be retired and no longer outstanding under the indenture.

The indenture will not limit the amount of debt that we or our subsidiaries may issue under the indenture or otherwise. The indenture will not contain any financial covenants and does not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “— Consolidation, Merger and Sale of Assets” below, and except for the provisions set forth under “— Conversion Rights — Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as a result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect the holders of the notes.

We do not intend to list the notes on a national securities exchange or to arrange for the notes to be quoted on any automated interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar

We will pay or cause to be paid principal of and interest in full on physical or book- entry notes at the office or agency designated by us in London, United Kingdom. We have initially designated the trustee as our paying agent and registrar and its agency at the corporate trust office of the trustee in London, United Kingdom, as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar.

Interest on physical notes will be payable (1) to holders holding physical notes having an aggregate principal amount of US$1,000,000 or less, by check mailed to the holders of such notes and (2) to holders holding physical notes having an aggregate principal amount of more than US$1,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date, by wire transfer in immediately available funds to that holder’s account, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

The registered holder of a note will be treated as the owner of it for all purposes.

We will pay principal of and interest on notes in global form registered in the name of or held by a common depositary for Euroclear Bank SA/NV (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”) or its nominee in immediately available funds to a common depositary for Euroclear and Clearstream or its nominee, as the case may be, as the registered holder of such global note.

Transfer and Exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes. You may not sell or otherwise transfer notes, ADSs issuable upon conversion of notes, or ordinary shares represented thereby, except in compliance with the transfer restrictions set forth in the global note and the indenture. We are not required to transfer or exchange any note surrendered for conversion or for repurchase by us on June 1, 2021 or upon the occurrence of a fundamental change.

Interest

The notes will bear cash interest at a rate of 4.5 per year until maturity. Interest on the notes will accrue from May 17, 2019 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semi-annually in arrears on June 1 and December 1 of each year, beginning December 1, 2019.

Interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30- day months. If any interest payment date, the maturity date, or any earlier repurchase date for a required repurchase of notes by us either upon a fundamental change or on June 1, 2021 falls on a date that is not a business day, the required payment will be made on the next succeeding business day and no interest or other amount will be paid as a result of any such postponement.

The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which commercial banks in London, United Kingdom, or in the relevant city, as the case may be, are authorized or required by law or executive order to close or be closed and which is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the “TARGET2 system”), or any successor thereto, operates.

Unless otherwise explicitly stated, all references to interest herein include additional interest, if any, payable as described under “— No Registration Rights; Additional Interest” or at our election as the sole remedy during certain periods for an event of default relating to the failure to comply with our reporting obligations as described under “— Events of Default.”

Additional Amounts

All payments and deliveries made by us or any successor to us under or with respect to the notes, including, but not limited to, payments of principal, payments of interest and deliveries of ADSs (together with cash payments in lieu of any fractional ADSs) upon conversion, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which we or any successor are, for tax purposes, organized or resident or doing business in or through which payment is made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “relevant taxing jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we will pay to the holder of each note such additional amounts (“additional amounts”) as may be necessary to ensure that the net amount received by the beneficial owner after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such beneficial owner had no such withholding or deduction been required; provided that no additional amounts will be payable:

(1)	for or on account of:

(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i)

the existence of any present or former connection between the holder or beneficial owner of such note and the relevant taxing jurisdiction, other than merely holding such note or the receipt of payments thereunder, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of such relevant taxing jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)

the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of (including the repurchase price or fundamental change repurchase price, if applicable), premium, if any, and interest on, such note became due and payable pursuant to the terms thereof or was made or duly provided for; or

(iii)

the failure of the holder or beneficial owner to comply with a timely request from us or any successor, addressed to the holder or beneficial owner, as the case may be, to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the relevant taxing jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the relevant taxing jurisdiction to reduce or eliminate any withholding or deduction as to which additional amounts would have otherwise been payable to such holder or beneficial owner;

(b)	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the notes;

(d)

in respect of any withholding or deduction imposed pursuant to Section 1471(b) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) or otherwise imposed pursuant to Sections 1471 through 1474 of the Code, any regulations or agreements thereunder, any official interpretations thereof, or any law implementing an intergovernmental approach thereto (collectively, “FATCA”); or

(e)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a), (b), (c) or (d); or

(2)

with respect to any payment of the principal of (including the repurchase price or fundamental change repurchase price, if applicable), premium, if any, and interest on, such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment to the extent that such payment would be required to be included in the income under the laws of the relevant taxing jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a member of that partnership or a beneficial owner who would not have been entitled to such additional amounts had that beneficiary, settlor, partner or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the delivery of ADSs (together with a cash payment in lieu of any fractional ADSs) upon conversion of the notes or the payment of principal of (including the repurchase price or fundamental change repurchase price, if applicable), and any premium or interest on, any note or any amount payable with respect to such note, such mention shall be deemed to include payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

Ranking

The notes will be our general unsecured obligations that rank senior in right of payment to all of our existing and future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all of our existing and future liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure such secured indebtedness will be available to pay obligations on the notes only after such secured indebtedness has been repaid in full. We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding. The notes will also be structurally subordinated to all indebtedness and other liabilities and commitments (including trade payables and lease obligations) of our subsidiaries.

Conversion Rights

General

Holders may convert their notes at the applicable conversion rate at any time prior to the close of business on the third business day immediately preceding the maturity date for such notes. The conversion rate will initially be 52.0833 ADSs per US$1,000 principal amount of notes (equivalent to an initial conversion price of approximately US$19.20 per ADS), subject to adjustment upon the occurrence of certain events as described below. Upon conversion of a note, we will satisfy our conversion obligation by delivering ADSs, together with a cash payment in lieu of any fractional ADSs, as set forth below under “— Settlement Upon Conversion.” The Bank of New York Mellon, London Branch will initially act as the conversion agent.

The conversion rate and the corresponding conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. The applicable conversion price at any given time will be computed by dividing US$1,000 by the applicable conversion rate at such time. A holder may convert all or any portion of the aggregate principal amount of such holder’s notes so long as such portion is an integral multiple of US$1,000 principal amount.

If the holder of a note has submitted such note for repurchase on June 1, 2021 or upon a fundamental change, the holder may convert such note only if that holder first withdraws its repurchase notice.

Upon conversion, a converting holder will not receive any additional cash payment or additional ADSs representing accrued and unpaid interest, if any, except as described below. We will not deliver fractional ADSs upon conversion of notes. Instead, we will pay cash in lieu of fractional ADSs as described under “— Settlement Upon Conversion.” Our payment or delivery, as the case may be, to you of the ADSs, together with any cash payment in lieu of any fractional ADSs into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 3:00 p.m., London time, on a record date for the payment of interest, holders of such notes at 3:00 p.m., London time, on such record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from 3:00 p.m., London time, on any record date, to 9:00 a.m., London time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•

if the notes are surrendered for conversion after 3:00 p.m., London time, on the record date immediately preceding the maturity date and before 3:00 p.m., London time on the third business day immediately preceding the maturity date;

•

if we have specified a fundamental change repurchase date (as defined below) that is after a record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any defaulted amounts, if any defaulted amounts exist at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of the ADSs upon the conversion, unless such tax is due because the holder requests such ADSs to be issued in a name other than the holder’s name, in which case the holder will pay such tax. We will pay any ADS depositary fees for issuance of the ADSs.

Conversion Procedures

To convert a beneficial interest in a global note, the holder must comply with procedures of Euroclear and Clearstream in effect at that time for book-entry transfer to the conversion agent through Euroclear and Clearstream facilities and, if required, pay funds equal to interest payable on the next interest payment date to which the holder is not entitled and, if required, pay all documentary, stamp or similar issue or transfer tax, if any, which may be payable in respect of any transfer involving the issue or delivery of the ADSs in the name of a person other than the holder of such note.

To convert a physical note, the holder must:

•	complete and manually sign the conversion notice, a form of which is included on the reverse side of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsements and transfer documents, and ADS delivery instructions if required by the ADS depositary;

•	if required, pay funds equal to interest payable on the next interest payment date to which the holder is not entitled; and

•	if required, pay any tax or duty which may be payable in respect of any transfer involving the issue or delivery of the ADSs in the name of a person other than the holder of such note.

We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under either “— Repurchase of Notes by Us at the Option of the Holder” or “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the relevant repurchase notice in accordance with the indenture. If a holder submits its notes for repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the third business day immediately preceding June 1, 2021 or the relevant fundamental change repurchase date, as the case may be.

Settlement Upon Conversion

Upon conversion, we will deliver to holders, in respect of each US$1,000 principal amount of notes being converted, a number of ADSs equal to the applicable conversion rate as of the relevant conversion date, together with a cash payment in lieu of any fractional ADSs issuable upon conversion based on the last reported sale price of our ADSs on the relevant conversion date. We will deliver the consideration due in respect of any conversion on the fifth business day immediately following the relevant conversion date.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date, and the person in whose name the ADSs shall be issuable upon such conversion will become the holder of record of such ADSs as of the close of business on such conversion date.

The “last reported sale price” of our ADSs on any date means the closing sale price per ADS (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our ADSs are traded. If our ADSs are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the average of the last quoted bid and ask prices for our ADSs in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our ADSs are not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our ADSs on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Conversion Rate Adjustments

As of the date of the notes purchase agreement, each of our ADSs represents four of our ordinary shares. If the number of our ordinary shares represented by our ADSs is changed for any reason other than one or more of the events described below, we will make an appropriate adjustment to the conversion rate such that the number of our ordinary shares represented by the ADSs deliverable upon conversion of any notes is not affected by such change.

Notwithstanding the adjustment provisions described below, if we distribute to all or substantially all holders of our ordinary shares any cash, rights, options, warrants, shares of capital stock or similar equity interest, evidences of indebtedness or other assets or property of ours (but excluding expiring rights (as defined below)) and, in lieu of a corresponding distribution to holders of our ADSs, our ADSs will instead represent, in addition to our ordinary shares, such cash, rights, options, warrants, shares of capital stock or similar equity interest, evidences of indebtedness or other assets or property of ours, then a conversion rate adjustment described below will not made unless and until a corresponding distribution (if any) is made to holders of our ADSs, in which case such conversion rate adjustment will be based on the distribution made to the holders of our ADSs and not on the distribution made to the holders of our ordinary shares. However, in the event that we issue or distribute to all or substantially all holders of our ordinary shares any expiring rights, notwithstanding the immediately preceding sentence, we will adjust the conversion rate pursuant to the provisions set forth opposite clause (2) below (in the case of expiring rights entitling holders of our ordinary shares for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase our ordinary shares or ADSs) or clause (3) below (in the case of all other expiring rights). “Expiring rights” means any rights, options or warrants to purchase our ordinary shares or ADSs that expire on or prior to the maturity date of the notes.

For the avoidance of doubt, if any event described in clauses (1) through (5) below results in a change to the number of our ordinary shares represented by our ADSs, then such a change will be deemed to satisfy our obligation to adjust the conversion rate on account of such event to the extent, but only to the extent, that such change reflects the adjustment to the conversion rate that would otherwise have been required on account of such event.

Subject to the foregoing, the conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of a share split or share combination), at the same time and upon the same terms as holders of our ADSs and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of ADSs equal to the conversion rate in effect immediately prior to the effective time for such adjustment, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)

If we exclusively issue our ordinary shares as a dividend or distribution on our ordinary shares, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,

CR0 =

the conversion rate in effect immediately prior to the close of the business on the record date for such dividend or distribution, or immediately prior to the open of business on the adjustment effective date of such share split or combination, as applicable;

CR1 =	the conversion rate in effect immediately after the close of the business on such record date or immediately after the open of business on such adjustment effective date, as applicable;

OS0 =

the number of our ordinary shares outstanding immediately prior to the close of the business on such record date or immediately prior to the open of business on such adjustment effective date, as applicable; and

OS1 =	the number of our ordinary shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) will become effective immediately after the close of the business on the record date for such dividend or distribution, or immediately after the open of business on the adjustment effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate will be immediately readjusted, effective as of the date our board of directors determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)

If we issue to all or substantially all holders of our ordinary shares or ADSs any rights, options or warrants entitling them for a period of not more than 45 calendar days after the announcement date of such issuance to subscribe for or purchase our ordinary shares or ADSs at a price per ordinary share or ADSs less than the average of the last reported sale prices of our ADSs (in the case of any rights, options or warrants entitling holders thereof to subscribe for or purchase our ordinary shares, divided by the number of our ordinary shares then represented by one ADS) for each trading day during the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the close of the business on the record date for such issuance;

CR1 =	the conversion rate in effect immediately after the close of the business on such record date;

OS0 =	the number of our ordinary shares outstanding immediately prior to the close of the business on such record date;

X =

the total number of our ordinary shares issuable pursuant to such rights, options or warrants or, in the case of any rights, options or warrants entitling holders thereof to subscribe for or purchase our ADSs, the total number of our ordinary shares represented by the total number of our ADSs issuable pursuant to such rights, options or warrants; and

Y =

the number of our ordinary shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our ADSs (divided by the number of our ordinary shares then represented by one ADS) for each trading day during the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the close of the business on the record date for such issuance. To the extent that our ordinary shares or ADSs, as the case may be, are not delivered after the expiration of such rights, options or warrants, the conversion rate will be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of our ordinary shares or ADSs, as the case may be, actually delivered. If such rights, options or warrants are not so issued, the conversion rate will be decreased to be the conversion rate that would then be in effect if such record date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our ordinary shares or ADSs at less than such average of the last reported sale prices of our ADSs (in the case of any rights, options or warrants entitling holders thereof to subscribe for or purchase our ordinary shares, divided by the number of our ordinary shares then represented by one ADS) for each trading day during the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such ordinary shares or ADSs, as the case may be, there will be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors.

(3)

If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our ordinary shares, excluding:

•	dividends, distributions, rights, options or warrants as to which an adjustment has been effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which an adjustment has been effected pursuant to clause (4) or (5) below; and

•	spin-offs as to which the provisions set forth below in this clause (3) will apply; then the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the close of the business on the record date for such distribution;

CR1 =	the conversion rate in effect immediately after the close of the business on such record date;

SP0 =

the average of the last reported sale prices of our ADSs (divided by the number of our ordinary shares then represented by one ADS) for each trading day during the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex- dividend date for such distribution; and

FMV =

the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding ordinary share on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the close of the business on the record date for such distribution. If such distribution is not so paid or made, the conversion rate will be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

If our board of directors determines the "FMV" (as defined above) of any distribution for purposes of this clause (3) by reference to the actual or when-issued trading market for any securities, in doing so it will consider the prices in such market over the same period used in computing the last reported sale prices of our ADSs over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution.

Notwithstanding the foregoing, if "FMV" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note will receive, in respect of each US$1,000 principal amount thereof, at the same time and upon the same terms as holders of our ADSs, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of ADSs equal to the conversion rate in effect on the record date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our ordinary shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, where such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the spin-off) on a U.S. national or regional securities exchange, which we refer to as a "spin-off," the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our ordinary shares applicable to one ordinary share (determined for purposes of the definition of last reported sale price as if such capital stock or similar equity interest were our ADSs) for each trading day during the first 10 consecutive trading- day period beginning on, and including, the ex-dividend date of the spin- off (the "valuation period"); and

MP0 =	the average of the last reported sale prices of our ADSs (divided by the number of our ordinary shares then represented by one ADS) over the valuation period.

The increase to the conversion rate under the preceding paragraph will be determined on the last trading day of the valuation period but will be given effect immediately after the open of business on the ex- dividend date for the spin-off; provided that in respect of any conversion during the valuation period, references in the portion of this clause (3) related to spin-offs to 10 trading days will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date of such spin-off to, and including, the conversion date in determining the applicable conversion rate.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our ordinary shares, the conversion rate will be increased based on the following formula:

where,

CR0 =	the conversion rate in effect immediately prior to the close of the business on the record date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the close of the business on the record date for such dividend or distribution;

SP0 =

the average of the last reported sale prices of our ADSs (divided by the number of our ordinary shares then represented by one ADS) for each trading day during the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per ordinary share that we distribute to holders of our ordinary shares.

Any increase made under this clause (4) will become effective immediately after the close of the business on the record date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate will be decreased, effective as of the date our board of directors determines not to make or pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if "C" (as defined above) is equal to or greater than "SP0" (as defined above), in lieu of the foregoing increase, each holder of a note will receive, for each US$1,000 principal amount of notes, at the same time and upon the same terms as holders of our ADSs, the amount of cash that such holder would have received if such holder owned a number of ADSs equal to the conversion rate on the record date for such cash dividend or distribution.

(5)

If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our ordinary shares or ADSs, if the cash and value of any other consideration included in the payment per ordinary share or ADS exceeds the average of the last reported sale prices of our ADSs (in the case of a tender or exchange offer for our ordinary shares, divided by the number of our ordinary shares then represented by one ADS) for each trading day during the 10 consecutive trading-day period beginning on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,

CR0 =

the conversion rate in effect immediately prior to 5:00 p.m., New York City time on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =

the conversion rate in effect immediately after 5:00 p.m., New York City time on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =

the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for all ordinary shares or ADSs, as the case may be, purchased in such tender or exchange offer;

OS0 =

the number of our ordinary shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all ordinary shares and ADSs accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of our ordinary shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all ordinary shares and ADSs accepted for purchase or exchange in such tender or exchange offer); and

SP1 =

the average of the last reported sale prices of our ADSs (divided by the number of our ordinary shares then represented by one ADS) over the 10 consecutive trading-day period immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will be determined at 5:00 p.m., New York City time on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires but will be given effect immediately after the open of business on the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references in this clause (5) to 10 trading days will be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date of such tender or exchange offer to, and including, the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of our ordinary shares or ADSs, any securities convertible into or exchangeable for our ordinary shares or ADSs, or the right to purchase our ordinary shares or ADSs or such convertible or exchangeable securities.

Notwithstanding the foregoing, if any conversion rate adjustment becomes effective as described above, and a holder that has converted any notes with a conversion date occurring on or after the date such conversion rate adjustment becomes effective will participate, at the same time and upon the same terms as holders of our ADSs and solely as a result of holding the ADSs issuable upon conversion of such notes, in the transaction or event giving rise to such conversion rate adjustment, then such conversion rate adjustment will not be made with respect to such notes.

“Trading day” means a day (i) during which trading in our ADSs (or other relevant securities) generally occurs on The New York Stock Exchange or, if our ADSs (or other relevant securities) are not then listed on The New York Stock Exchange, on the other principal United States national or regional securities exchange on which our ADSs (or other relevant securities) are then listed or, if our ADSs (or other relevant securities) are not then listed on a United States national or regional securities exchange, on the other principal market on which our ADSs (or other relevant securities) are then listed or admitted for trading, and (ii) on which the last reported sale price for our ADSs (or other relevant securities) is available on such securities exchange or market. If our ADSs (or other relevant securities) are not so listed or admitted for trading, “trading day” means a “business day.”

The “ex-dividend date” with respect to any issuance, dividend or distribution to holders of our ordinary shares is the first date on which our ADSs trade on the applicable exchange or in the applicable market, regular way, without the right to receive the corresponding issuance, dividend or distribution in question from the depositary for the ADSs or, if applicable, from the seller of our ADSs on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

As used in this section, the “adjustment effective date” with respect to any share split or share combination in respect of our ordinary shares means the first date on which our ADSs trade on the applicable exchange or in the applicable market, regular way, reflecting such share split or share combination.

“Record date” means, with respect to any issuance, dividend or distribution to holders of our ordinary shares, the date fixed for determination of shareholders entitled to receive such issuance, dividend or distribution (whether such date is fixed by our board of directors, by statute, by contract or otherwise).

To the extent permitted by law and the rules of The New York Stock Exchange or any other securities exchange on which any of our securities are then listed, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest, which determination will be conclusive. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our ordinary shares or ADSs or rights to purchase our ordinary shares or ADSs in connection with a dividend or distribution of our ordinary shares or ADSs (or rights to acquire our ordinary shares or ADSs) or similar event.

To the extent that we have a rights plan in effect upon conversion of the notes into ADSs, holders of the notes will receive, in addition to ADSs received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from our ordinary shares, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our ordinary shares, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

If our ordinary shares cease to be represented by American Depositary Receipts issued under a depositary receipt program sponsored by us, all references herein to our ADSs will be deemed to have been replaced by a reference to the number of our ordinary shares (and other property, if any) represented by our ADSs on the last day on which our ADSs represented our ordinary shares and as if our ordinary shares and the other property had been distributed to holders of our ADSs on that day.

The conversion rate will not be adjusted:

•

upon the issuance of any of our ordinary shares or ADSs pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in ordinary shares or ADSs under any plan;

•

upon the issuance of any ordinary shares or ADSs or options or rights to purchase those ordinary shares or ADSs pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any ordinary shares or ADSs pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change solely in the par value of our ordinary shares; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1⁄10,000th of an ADS. We will not be required to make an adjustment to the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried-forward adjustments, regardless of whether the aggregate adjustment is less than 1%, on (x) December 31 of each calendar year and (y) the conversion date for any conversion of notes.

Whenever the conversion rate is adjusted as described above, we will notify the trustee, the conversion agent and the paying agent of such conversion rate adjustment and file with the trustee, the conversion agent and the paying agent an officers' certificate and the trustee, the conversion agent and the paying agent may conclusively rely on the accuracy of the conversion rate adjustment provided by us. Unless and until a responsible officer of the trustee shall have received such officers' certificate, neither the trustee, the conversion agent nor the paying agent will be deemed to have knowledge of such conversion rate adjustment and may assume without inquiry that the last conversion rate of which it has been notified by us is still in effect. Promptly after providing such notice to the trustee, the conversion agent and the paying agent we will provide notice of such conversion rate adjustment and the date on which each adjustment becomes effective to all holders of the notes at their addresses shown in the register of the registrar within 5 business days of the date on which the conversion rate adjustment is made. Our failure to deliver such notice will not affect the legality or validity of any such conversion rate adjustment.

The trustee, the conversion agent and any other conversion agent will not at any time be under any duty or responsibility to any holder of notes to perform calculations or to determine the conversion rate or whether any facts exist which may require any adjustment of the conversion rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed. The trustee and the conversion agent will not be accountable with respect to the validity or value (or the kind or amount) of any ADSs, or of any securities or other property, that may at any time be issued or delivered upon the conversion of any note; and the trustee and the conversion agent will make no representations with respect thereto in the indenture. Neither the trustee nor the conversion agent will be responsible for any failure by us to issue, transfer or deliver any ADSs, or the ordinary shares represented thereby, or share certificates or other securities or property or cash upon the surrender of any note for the purpose of conversion or to comply with any of our duties, responsibilities or covenants under the indenture. Neither the trustee nor the conversion agent shall have any liability for and shall be held harmless with respect to timely receipt by holders of repurchase consideration and conversion consideration in as much as the conversion agent must rely on timely receipt from us.

Without limiting the generality of the foregoing, neither the trustee nor any conversion agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture relating either to the kind or amount of ADSs or securities or property (including cash) receivable by holders of the notes upon the conversion of their notes after any event or to any adjustment to be made with respect thereto, but, may accept as conclusive evidence of the correctness of such provisions, and shall be protected in relying upon, the officers' certificate (which we will be obligated to file with the trustee prior to the execution of any supplemental indenture) and opinion of counsel with respect thereto. Neither the trustee nor the conversion agent has any duty to determine how or when any adjustment described above should be made. Neither the trustee nor the conversion agent shall be responsible for our failure to comply with the indenture.

Recapitalizations, Reclassifications and Changes of Our Ordinary Shares

In the event of:

•	any recapitalization, reclassification or change of our ordinary shares (other than changes resulting from a subdivision or combination);

•	any consolidation, merger or combination involving us;

•	any sale, lease or other transfer to another person of all or substantially all of our property and assets; or

•	any statutory share exchange;

in each case, as a result of which our ADSs would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each US$1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of ADSs equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our ADSs to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our ADSs that affirmatively make such an election. We will notify holders, the trustee and the conversion agent of such weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices over a span of multiple days (including the “ADS prices” (as defined below) for purposes of a make-whole fundamental change), our board of directors will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the record date of the event occurs, at any time during the period when the last reported sale prices or ADS prices are to be calculated.

Adjustment to Conversion Rate Upon Conversion In Connection With a Make-Whole Fundamental Change

If a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of such definition, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional ADSs (the “additional ADSs”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change to, and including, the third business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change).

We will notify holders, the trustee, the conversion agent and the paying agent of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional ADSs, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make whole fundamental change occurs or becomes effective (the “effective date”) and the price paid (or deemed to be paid) per ADS in the make-whole fundamental change (the “ADS price”). If the holders of our ADSs receive only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the ADS price will be the cash amount paid per ADS. Otherwise, the ADS price will be the average of the last reported sale prices of our ADSs for each trading day during the five trading-day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The ADS prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted ADS prices will equal the ADS prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the ADS price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional ADSs will be adjusted in the same manner and at the same time as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the number of additional ADSs to be added to the conversion rate for each ADS price and effective date set forth below:

ADS Price

	ADS Price
Effective Date	US$16.00	US$18.00	US$19.20	US$20.00	US$22.00	US$25.00	US$30.00	US$35.00	US$40.00	US$50.00	US$60.00	US$80.00
May 17, 2019	10.4167	7.9053	6.7940	6.1649	4.9073	3.6014	2.2874	1.5213	1.0333	0.4737	0.1900	0.0000
June 1, 2020	10.4167	8.1270	6.7595	6.0422	4.6659	3.3272	2.0730	1.3741	0.9344	0.4296	0.1722	0.0001
June 1, 2021	10.4167	6.3304	5.3684	4.8576	3.8391	2.7894	1.7485	1.1529	0.7784	0.3520	0.1358	0.0000
June 1, 2022	10.4167	6.0294	4.9419	4.3717	3.2776	2.2281	1.2961	0.8225	0.5459	0.2420	0.0865	0.0000
June 1, 2023	10.4167	5.3412	4.0098	3.3334	2.1321	1.1564	0.5165	0.2959	0.1931	0.0820	0.0145	0.0000
June 1, 2024	10.4167	3.4722	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact ADS prices and effective dates may not be set forth in the table above, in which case:

if the ADS price is between two ADS prices in the table or the effective date is between two effective dates in the table, the number of additional ADSs will be determined by a straight-line interpolation between the number of additional ADSs set forth for the higher and lower ADS prices and the earlier and later effective dates based on a 365-day year, as applicable;

•

if the ADS price is greater than US$80.00 per ADS (subject to adjustment in the same manner as the ADS prices set forth in the column headings of the table above), no additional ADSs will be added to the conversion rate; and

•

if the ADS price is less than US$16.00 per ADS (subject to adjustment in the same manner as the ADS prices set forth in the column headings of the table above), no additional ADSs will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of ADSs issuable upon conversion exceed 62.5000 per US$1,000 principal amount of notes, subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to satisfy the additional ADSs requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Repurchase of Notes by Us at the Option of the Holder

Holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to US$1,000 or an integral multiple of US$1,000, on June 1, 2021 (the “repurchase date”). We will be required to repurchase any outstanding notes for which a holder delivers a written repurchase notice to the paying agent. This notice must be delivered during the period that is 20 business days immediately preceding the repurchase date until the close of business on the third business day immediately preceding the repurchase date. If a repurchase notice is given and withdrawn during such period, we will not be obligated to repurchase the related notes.

The repurchase price we are required to pay will be equal to 100% of the outstanding principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date; provided that we will pay the full amount of such accrued and unpaid interest not to the holder submitting the notes for repurchase on the repurchase date but instead to the holder of record at the close of business on the corresponding record date for the payment of interest.

On or before the 20th business day prior to the repurchase date, we will provide to the trustee, the paying agent and to all holders of the notes at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase price;

•	the name and address of the conversion and paying agents; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in London or publish the information on our website or through such other public medium as we may use at that time.

A notice electing to require us to repurchase notes must state:

•	if physical notes have been issued, the certificate numbers of the notes or, if not certificated, the notice must comply with appropriate Euroclear and Clearstream procedures;

•	the portion of the principal amount of notes to be repurchased, which must be US$1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day immediately preceding the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	if physical notes have been issued, the certificate numbers of the withdrawn notes or, if not certificated, the notice must comply with appropriate Euroclear and Clearstream procedures; and

•	the principal amount, if any, that remains subject to the repurchase notice, which must be US$1,000 or an integral multiple thereof.

Holders must either effect book-entry transfer or deliver the notes, together with necessary endorsements, to the office of the paying agent after delivery of the repurchase notice to receive payment of the repurchase price. Holders will receive payment on the later of (i) the repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the repurchase price of the notes on the repurchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the repurchase price).

We may not have the ability to raise the funds necessary to repurchase the notes on the repurchase date or upon a fundamental change, and our future debt may contain limitations on our ability to repurchase the notes. In addition, our ability to satisfy our repurchase obligations may be limited by our ability to obtain funds as a result of restrictions on dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. If we fail to repurchase the notes when required, we will be in default under the indenture.

In connection with any repurchase of notes on the repurchase date, we will, if required:

•	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable.

No notes may be repurchased at the option of holders on the repurchase date if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the repurchase price with respect to such notes).

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders of the notes will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the outstanding principal amount thereof that is equal to US$1,000 or an integral multiple of US$1,000. The price we are required to pay will be equal to 100% of the outstanding principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date is after a record date for the payment of interest, and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the fundamental change repurchase price will be equal to 100% of the outstanding principal amount of the notes to be repurchased). The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued that any of the following occurs:

(i)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than our founders, us, our subsidiaries and our and their employee benefit plans, has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our ordinary share capital (including our ADSs) representing more than 50% of the voting power of our ordinary share capital or (ii) our founders have collectively become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our ordinary share capital (including any ADSs) representing more than 55% of the voting power of our ordinary share capital;

(2)

consummation of (A) any recapitalization, reclassification or change of our ordinary shares or ADSs (other than changes resulting from a subdivision or combination and changes to the number of our ordinary shares represented by each ADS) as a result of which our ordinary shares or ADSs would be converted into, or exchanged for, shares, other securities, other property or assets, (B) any share exchange, consolidation or merger involving us pursuant to which our ordinary shares or ADSs will be converted into cash, securities or other property, or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of our and our subsidiaries' consolidated assets, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction (each such holder, a “pre-transaction holder”) own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee immediately after such event shall not be a fundamental change, so long as the proportion of the respective ownership of each pre-transaction holder remains substantially the same relative to all other pre-transaction holders;

(3)	our shareholders approve any plan or proposal for our liquidation or dissolution; or

(4)

our ADSs (or other common equity or ADSs underlying the notes) cease to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market (or any of their respective successors) or another U.S. national securities exchange.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by holders of our ADSs, excluding cash payments for fractional ADSs and cash payments made pursuant to dissenters' appraisal rights, in connection with such transaction or transactions consists of shares of common equity or ADSs that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market (or any of their respective successors) or another U.S. national securities exchange or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional ADSs.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes, the trustee, the conversion agent and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the effective date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	if applicable, the name and address of the paying agent and the conversion agent;

•	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•

if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in London or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, holders of the notes must deliver, on or before the third business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice in the form included on the reverse side of the notes duly completed, to the paying agent. The repurchase notice must state:

•

if physical notes have been issued, the certificate numbers of the notes to be delivered for repurchase, or if not certificated, the notice must comply with applicable Euroclear and Clearstream procedures;

•	the portion of the principal amount of notes to be repurchased, which must be US$1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the third business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;

•	if physical notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, the notice must comply with applicable Euroclear and Clearstream procedures; and

•	the principal amount, if any, which remains subject to the repurchase notice, which must be US$1,000 or an integral multiple thereof.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders will receive payment of the fundamental change repurchase price on the later of (x) the fundamental change repurchase date and (y) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money on the fundamental change repurchase date sufficient to pay the fundamental change repurchase price of the notes for which the holders have surrendered and not withdrawn repurchase notices, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price upon delivery or transfer of the notes).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required, comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable.

No notes may be repurchased by us on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The rights of the holders to require us to repurchase their notes upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the ability of holders of the notes to require us to repurchase their notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our consolidated assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. We may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, Merger and Sale of Assets

The indenture provides that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person unless:

•

if we are not the resulting, surviving or transferee person (the “continuing entity”), the continuing entity is a person organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, or the Cayman Islands, and such person expressly assumes by supplemental indenture all of our obligations under the notes and the indenture (including, for the avoidance of doubt, the obligation to pay additional amounts as set forth under “— Additional Amounts”);

•	immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture;

•

if, pursuant to the provisions set forth above under the heading “Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Ordinary Shares,” upon the occurrence of any such consolidation, merger, sale, conveyance, transfer or lease, the notes would become convertible into securities issued by an issuer other than the continuing entity, such other issuer shall fully and unconditionally guarantee on a senior basis the resulting, continuing entity’s obligations under the notes; and

•	other conditions specified in the indenture are met.

Upon any such consolidation, merger, sale, conveyance, transfer or lease, the continuing entity (if not us) shall succeed to, and may exercise, every right and power of ours under the indenture, and, except in the case of any such lease, we shall be discharged from our obligations under the indenture and the notes.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the notes of such holder as described above.

Events of Default

Each of the following is an event of default:

(1)	default in any payment of interest on any note when due and payable if the default continues for a period of 30 days;

(2)	default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right that continues for five business days;

(4)	our failure to comply with our obligations under “— Consolidation, Merger and Sale of Assets”;

(5)	our failure to give a fundamental change notice as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” when due;

(6)

our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or the indenture;

(7)

default, after the expiration of any applicable grace period, by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of US$15 million in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal of, or interest on, any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration or otherwise, in each of clauses (i) and (ii), where such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days;

(8)

a final judgment for the payment of US$15 million or more rendered against us or any of our subsidiaries if such amount is not covered by insurance or an indemnity and is not discharged or stayed within 30 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished; or

(9)

certain events of bankruptcy, insolvency, or reorganization relating to us or any of our subsidiaries that is a “significant subsidiary” (as defined in Regulation S- X under the Exchange Act) or any group of our subsidiaries that in the aggregate would constitute a “significant subsidiary” (these events being referred to as the “bankruptcy provisions”).

If an event of default occurs and is continuing (other than the occurrence of an event of default with respect to us described in clause (9) above), the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes, by notice to us and the trustee, may, and the trustee at the request of such holders accompanied by security and/or indemnity satisfactory to it shall, declare 100% of the outstanding principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. Upon such a declaration, such principal and accrued and unpaid interest, if any, will be due and payable immediately. Upon the occurrence of an event of default with respect to us described in clause (9) above, 100% of the outstanding principal amount and accrued and unpaid interest, if any, on all the notes will be automatically due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, if we so elect, the sole remedy during the periods described below for an event of default in (6) above relating to our failure to comply with our obligations as set forth under “— Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•

0.25% per annum of the principal amount of the notes outstanding for each day during the 180-day period beginning on, and including, the occurrence of such an event of default and on which such event of default is continuing; and

•

0.50% per annum of the principal amount of the notes outstanding for each day during the 180-day period beginning on, and including, the 181st day following, and including, the occurrence of such an event of default and on which such event of default is continuing.

Such additional interest will be in addition to any additional interest that may accrue as a result of a registration default as described below under the caption “— No Registration Rights; Additional Interest.”

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with the immediately preceding paragraph, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the second preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 360-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority of the aggregate principal amount of outstanding notes may, by notice to the trustee, waive any past default or event of default and its consequences, other than a default or event of default:

•	in the payment of principal of, or interest on, any note or in the payment of the repurchase price on the repurchase date or fundamental change repurchase price;

•	arising from our failure to deliver the consideration due upon conversion of any note in accordance with the indenture; or

•	in respect of any provision under the indenture that cannot be modified or amended without the consent of the holders of each outstanding note affected.

In addition, each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the repurchase price on the repurchase date or fundamental change repurchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the notes or the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless such holders have offered to the trustee indemnity or security satisfactory in its sole discretion to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due or to enforce the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee notice that an event of default is continuing;

(2)	holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory in its sole discretion to it against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity satisfactory to it in its sole discretion; and

(5)

the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The indenture provides that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. The trustee shall not be deemed to have knowledge of a default or event of default (other than a default in the payment of the principal of (including the repurchase price and the fundamental change repurchase price, if applicable), or accrued and unpaid interest on, any of the notes) unless a responsible officer of the trustee has received written notice thereof in the manner provided in the indenture, which notice references the notes and the indenture. Except in the case of a default in the payment of principal of or interest on any note or a default in the delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year and within 30 days of a written request from the trustee, an officers' certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or propose to take in respect thereof.

Payments of the repurchase price on the repurchase date, the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus 0.50% from the required payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

Modification and Amendment

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1)	reduce the percentage in aggregate principal amount of notes whose holders must consent to an amendment of the indenture or to waive any past default;

(2)	reduce the rate of, or extend the stated time for payment of, interest on any note;

(3)	reduce the principal of, or extend the stated maturity of, any note;

(4)	make any change that impairs or adversely affects the conversion rights of any notes;

(5)

reduce the repurchase price on the repurchase date or the fundamental change repurchase price of any note, or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(6)	make any note payable in a currency other than that stated in the note;

(7)	change the ranking of the notes in a manner adverse to the holders of the notes;

(8)

impair the right of any holder to receive payment of principal of, and interest on, such holder’s notes on or after the due dates therefor, or to institute suit for the enforcement of any payment on or with respect to such holder’s notes;

(9)	change our obligation to pay additional amounts on any note; or

(10)	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)	cure any ambiguity, omission, defect or inconsistency in the indenture in a manner that does not, individually or in the aggregate, adversely affect the rights of any holder of notes in any respect;

(2)

provide for the assumption by a successor corporation, partnership, trust or company, as the case may be, of our obligations under the indenture as described above under the heading “— Consolidation, Merger and Sale of Assets”;

(3)	add guarantees with respect to the notes;

(4)	secure the notes;

(5)	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(6)	make any change that does not, individually or in the aggregate, adversely affect the rights of any holder in any respect; or

(7)	conform the provisions of the indenture to this Description of Notes.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to send to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at the stated maturity for such note, the repurchase date, any fundamental change repurchase date or upon conversion or otherwise, cash or (in the case of conversion) ADSs, sufficient to pay all of the outstanding notes or satisfy our conversion obligation, as the case may be, and pay all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices of our ADSs, accrued interest payable on the notes, the additional ADS, if any, deliverable upon conversion in connection with a make-whole fundamental change, and the applicable conversion rate. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture provides that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents or reports filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed with the SEC via EDGAR; provided that we will notify the trustee within 15 days of any such filing.

Trustee

The Bank of New York Mellon, London Branch is the trustee, paying agent and conversion agent. The Bank of New York Mellon SA/NV, Luxembourg Branch is the registrar and transfer agent. The Bank of New York Mellon, London Branch and The Bank of New York Mellon SA/NV, Luxembourg Branch, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

Except during the continuance of an event of default, the trustee will not be liable, except for the performance of such duties as are specifically set forth in the indenture and no implied covenant or obligation shall be read into the indenture against the trustee. If an event of default has occurred and is continuing, the trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder, unless such holder shall have offered to the trustee security and/or indemnity satisfactory to it in its sole discretion against any loss, liability or expense. Pursuant to the terms of the indenture, we will reimburse the trustee, registrar, paying agent, conversion agent and transfer agent for all fees, costs and expenses (including the fees and expenses of counsel) related to the performance of its duties under the indenture.

The trustee is permitted to engage in other transactions with us, including normal banking and trustee relationships, provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by, and construed in accordance with, the laws of the State of New York.

No Registration Rights; Additional Interest

We do not intend to file a resale shelf registration statement for the resale of the notes, the ADSs issuable upon conversion of the notes, or the ordinary shares represented thereby. As a result, you may only resell your notes, ADSs issued upon conversion of your notes, or ordinary shares represented thereby, pursuant to an exemption from the registration requirements of the Securities Act and other applicable securities laws.

Under Rule 144 under the Securities Act (“Rule 144”) as currently in effect, a person who acquired notes from us or our affiliate and who has beneficially owned notes, ADSs, or ordinary shares represented thereby, issued upon conversion of the notes for at least one year is entitled to sell such notes, ADSs or ordinary shares without registration, but only if such person is not deemed to have been our affiliate at the time of, or at any time during three months preceding, the sale. Furthermore, under Rule 144, a person who acquired notes from us or our affiliate and who has beneficially owned notes, ADSs issued upon conversion of notes, or ordinary shares represented thereby, for at least six months is entitled to sell such notes, ADSs or ordinary shares without registration, so long as (i) such person is not deemed to have been our affiliate at the time of, or at any time during three months preceding, the sale and (ii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, during the twelve months preceding such sale (other than current reports on Form 6-K). If we are not current in filing our Exchange Act reports, a person who acquires from us or our affiliate notes, ADSs issued upon conversion of notes, or ordinary shares represented thereby, could be required to hold such notes, ADSs or ordinary shares for up to one year following such acquisition. If we are not current in filing our Exchange Act reports, a person who is our affiliate and who owns notes, ADSs issued upon conversion of notes, or ordinary shares represented thereby, could be required to hold such notes, ADSs or ordinary shares indefinitely.

If, at any time during the six-month period beginning on, and including, the date that is six months after the last date of original issuance of the notes, we fail to timely file any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, as applicable (after giving effect to all applicable grace periods thereunder and other than reports on Form 6-K), or the notes are not otherwise freely tradable by holders other than our affiliates or persons who were our affiliates during the three immediately preceding months (as a result of restrictions pursuant to U.S. securities law or the terms of the indenture or the notes), we will pay additional interest on the notes. Additional interest will accrue on the notes at the rate of 0.50% per annum of the principal amount of notes outstanding for each day during such period for which our failure to file has occurred and is continuing or the notes are not so freely tradable.

Further, if, and for so long as, the restrictive legend on the notes has not been removed, the notes are assigned a restricted ISIN number or the notes are not otherwise freely tradable by holders other than our affiliates or persons who were our affiliates during the three immediately preceding months (without restrictions pursuant to U.S. securities law or the terms of the indenture or the notes) as of the 365th day after the last date of original issuance of the notes offered hereby, we will pay additional interest on the notes. Additional interest will accrue on the notes at the rate of 0.50% per annum of the principal amount of notes outstanding until such restrictive legend is removed, the notes are assigned an unrestricted ISIN number and the notes are freely tradable as described above.

We cannot assure you that we will be able to remove the restrictive legend from the notes or from the ADSs issued upon conversion of the notes.

We will not, and will not permit any of our “affiliates” (as defined in Rule 144) to purchase, otherwise acquire or own any notes or any beneficial interest therein.

The notes will be issued with a restricted ISIN number. Until such time as we notify the trustee to remove the restrictive legend from the notes and the trustee does so, the restricted ISIN number will be the ISIN number for the notes.

Additional interest pursuant to the foregoing provisions will be payable in arrears on each interest payment date following accrual in the same manner as regular interest on the notes and will be in addition to any additional interest that may accrue at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “— Events of Default.”

Book-Entry, Settlement and Clearance

The Global Notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (“global notes”). Upon issuance, each of the global notes will be deposited with a common depositary for Euroclear and Clearstream and registered in the name of the common depositary for Euroclear and Clearstream or its nominee.

Upon the issuance of the global note, Euroclear or Clearstream, as the case may be, will credit on their internal system the respective principal amounts of the individual beneficial interests represented by the global note to the respective accounts of persons who have accounts with them. These accounts will initially be designated by Credit Suisse (Hong Kong) Limited. Ownership of beneficial interests in the global note will be limited to persons who have accounts with Euroclear or Clearstream or persons who hold interests through such accountholders. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream (with respect to interests of their respective accountholders) and the records of such accountholders (with respect to interests of persons other than such accountholders). Transfers between accountholders in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Beneficial interests in the global notes will be shown on, and transfers of beneficial interests in the global notes will be made only through, records maintained by Clearstream or Euroclear and their participants. When you purchase notes through the Clearstream or Euroclear systems, the purchases must be made by or through a direct or indirect participant in the Clearstream or Euroclear system, as the case may be. The participant will receive credit for the notes that you purchase on Clearstream’s or Euroclear's records, and, upon its receipt of such credit, you will become the beneficial owner of those notes. Your ownership interest will be recorded only on the records of the direct or indirect participant in Clearstream or Euroclear, as the case may be, through which you purchase the notes and not on Clearstream’s or Euroclear's records. Neither Clearstream nor Euroclear, as the case may be, will have any knowledge of your beneficial ownership of the notes. Clearstream’s or Euroclear’s records will show only the identity of the direct participants and the amount of the notes held by or through those direct participants. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from Clearstream or Euroclear. You should instead receive those documents from the direct or indirect participant in Clearstream or Euroclear through which you purchase the notes. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers. The paying agent will wire payments on the notes to the common depositary as the holder of the global notes. The trustee, the paying agent and we will treat the common depositary or any nominee of the common depositary (or any of their respective successors) as the owner of the global notes for all purposes. Accordingly, the trustee, the paying agent and we will have no direct responsibility or liability to pay amounts due with respect to the global notes to you or any other beneficial owners in the global notes. Any redemption or other notices with respect to the notes will be sent by us directly to Clearstream or Euroclear, which will, in turn, inform the direct participants (or the indirect participants), which will then contact you as a beneficial holder, all in accordance with the rules of Clearstream or Euroclear, as the case may be, and the internal procedures of the direct participant (or the indirect participant) through which you hold your beneficial interest in the notes. Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Clearstream and Euroclear have established their procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue or change those procedures at any time. The registered holder of the notes will be the nominee of the common depositary.

During the distribution compliance period described below, beneficial interests in the global note may be transferred only to non-U.S. persons under Regulation S. The distribution compliance period will begin on the original issuance date of the notes and end on the 40th day after the original issuance date of the notes.

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

The global notes and beneficial interests in the global notes will be subject to the restrictions on transfer set forth in the global notes and in the indenture.

Book-Entry Procedures for the Global Notes

Transfers of beneficial interests between accountholders in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

The laws of certain jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability of beneficial owners to own, transfer or pledge beneficial interests in the global note may be limited by such laws.

Conversion of beneficial interests in notes through participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Euroclear and Clearstream each holds securities for participating organizations and facilitates the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their respective participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream participants are financial institutions throughout the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others, such as banks, brokers, dealers and trust companies which clear through or maintain a custodial relationship with a Euroclear or Clearstream participant, either directly or indirectly.

So long as the common depositary for Euroclear and Clearstream or its nominee is the registered owner of a global note, that common depositary or nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of Euroclear and Clearstream to exercise any rights of a holder of notes under the indenture (and, if the investor is not an accountholder in Euroclear or Clearstream, on the procedures of the Euroclear or Clearstream accountholder through which the investor owns its interest).

Payments in respect of beneficial interests in the global note will be made to the common depositary for Euroclear and Clearstream or its nominee as the registered owner. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect or the accuracy of any of the records relating to, or payments made on account of, beneficial or ownership interests in the global note or for any notice permitted or required to be given to holders of the notes or any consent given or actions taken by such registered holder of the notes.

As of the date of the notes purchase agreement, the relevant procedures of Euroclear and Clearsteam provide that each payment in respect of a global note will be made to the person shown as the holder in the register at the close of business of Euroclear or Clearstream, as applicable, on the clearing system business day before the due date for such payments, where “clearing system business day” means a weekday (Monday to Friday, inclusive) except December 25 and January 1.

Physical Notes

Notes in physical, certificated form will be issued and delivered to each person that Euroclear and Clearstream identifies as a beneficial owner of the related notes only if:

•

either Euroclear or Clearstream or a successor clearing system notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 60 days; or

•	an event of default with respect to the notes has occurred and is continuing, and such beneficial owner requests that its notes be issued in physical, certificated form.